Form 10-K405, Exhibit 13
period 1995-06-30
ZYGO CORP
filed 1995-09-27
CIK 730716

ZYGO
                              -------------------



                              [PICTURE]




                              1995 ANNUAL REPORT




                                                  PROVIDING WORLDWIDE

                                                  MEASUREMENT AND

                                                  MANUFACTURE OF

                                                  PRECISION SURFACES

- --------------------------------------------------------------------------------
CORPORATE PROFILE
- --------------------------------------------------------------------------------

     Zygo Corporation is a world leader in surface measurement technology and in the manufacture of precision surfaces. Our precision measuring instruments provide vital information that enhances productivity and lowers manufacturing costs of high technology products by maintaining and improving process control as precision parts and systems are produced. Zygo's measuring instruments serve a wide variety of industries including data storage, semiconductor, and precision optics.

     Zygo's optical components are used in many applications, including: laser fusion research, semiconductor manufacturing equipment, and aerospace optical systems, as well as being an integral part of precision optical instruments.

     Founded in 1970, Zygo is a publicly owned company with shares traded on the NASDAQ exchange. The Company is headquartered in a 100,000-square-foot facility in Middlefield, Connecticut, with regional sales, service, and technology centers in California and Singapore, and distributors/agents worldwide providing local customer support.


- --------------------------------------------------------------------------------
25 YEARS OF EXCELLENCE
- --------------------------------------------------------------------------------

     From its founding in 1970, Zygo has strived for excellence in everything the company does by providing products and services that exceed customer expectations in performance, quality and value.

     Zygo constructed the world's leading plano optics fabrication facility in 1971 and introduced its first interferometer in 1972. With this measuring instrument and several generations that followed, Zygo revolutionized the optics industry by enabling routine inspection of optical components and systems with unprecedented ease, accuracy, and flexibility.

     As Zygo grew it continued to develop technologically innovative products--a distance measurement interferometer to precisely measure displacement and motion, and phase shifting and scanning white light interferometric microscopes to measure the shape and micro roughness of small precision surfaces. These innovative instruments are a major part of Zygo's instrumentation business today.

     Zygo's worldwide reputation for quality and excellence is a result and tribute to the creativity, work, and commitment of Zygo's employees both past and present. As we mark the company's 25th anniversary, we reflect on the milestones reached during the first 25 years (see pages 4 and 5) and set our sights on an even more prosperous future.

- --------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL HIGHLIGHTS
- --------------------------------------------------------------------------------
(Thousands, except per share amounts)

                                                                  Fiscal Year Ended June 30,
                                                      ----------------------------------------------------
                                                        1995       1994       1993       1992        1991
                                                      -------    -------    -------    -------     -------
Net sales........................................     $32,233    $24,141    $22,702    $26,744     $30,425
Net earnings.....................................     $ 2,749    $   918    $   481    $   632     $ 1,261
Earnings per common and common
  equivalent share(1)............................     $   .65    $   .23    $   .12    $   .16     $   .33
Weighted average common shares and
  common dilutive equivalents outstanding(1).....       4,242      3,987      3,902      3,900       3,779
Working capital..................................     $17,072    $14,889    $14,648    $13,388     $12,313
Stockholders' equity.............................     $22,333    $19,274    $18,416    $17,720     $16,765

(1) Restated to reflect a 3-for-2 stock split effected in the form of a 50% stock dividend declared on July 20, 1995, and paid on August 21, 1995, to shareholders of record on August 1, 1995. At year end, Zygo employed 210 men and women.


                                   Net Sales
                                 (in thousands)

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $30,425
               1992 .........................      $26,744
               1993 .........................      $22,702
               1994 .........................      $24,141
               1995 .........................      $32,233


                           Earnings Before Income Tax
                                 (in thousands)

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $1,992
               1992 .........................      $  953
               1993 .........................      $  698
               1994 .........................      $1,328
               1995 .........................      $3,956


                               Number of Employees
                                 (Year End)

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      275
               1992 .........................      206
               1993 .........................      193
               1994 .........................      179
               1995 .........................      210


                                Sales per Employee

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $113,950
               1992 .........................      $107,000
               1993 .........................      $112,950
               1994 .........................      $131,900
               1995 .........................      $173,300

- --------------------------------------------------------------------------------
TO OUR SHAREOWNERS
- --------------------------------------------------------------------------------

Your company concluded Fiscal 1995 by posting record performance in this our 25th anniversary year. As we announce these record results and our third consecutive year of improved performance, we also acknowledge the significant milestones reached during our first 25 years as displayed on pages 4 and 5 of this annual report. Net sales of $32.2 million for 1995 were up 34% as compared to 1994 net sales of $24.1 million. As was the case in fiscal 1994, operating profits, pretax profits and net earnings per share not only increased over the previous year levels but attained historical highs for your company. Net earnings of $.65 per share were almost three times the fiscal 1994 level of $.23 per share. These earnings performance records were achieved primarily as a result of increased revenues and record high productivity within our operations. Sales per employee reached $173,000 and topped last year's previous record high of $133,000 per employee--a gain of 30%. The strong demand for our instrument products continued throughout fiscal 1995 and not only fueled a significant revenue increase, but also established a year-end record backlog of nearly $13 million compared to a $3.8 million backlog at the end of fiscal 1994.

     Over the past three years, all of your employees have dedicated their efforts to implement the strategy put in place at the close of fiscal 1992, to significantly improve the revenue growth and financial performance of your company. This strategy has been implemented in three phases: securing and strengthening the company's foundation, significantly improving the company's productivity and efficiency, and generating and accelerating the company's revenue growth.


SECURING AND STRENGTHENING THE COMPANY'S FOUNDATION

Before implementing a plan to grow the business, it was imperative that we solidify the base upon which we would launch and sustain our future revenue increases. This effort, initiated at the close of fiscal 1992 and during fiscal 1993, required us to reduce our employment level to match the realities of the then-depressed market conditions, identify and prioritize the emerging needs of our key markets, and establish the new product development programs that would optimally satisfy those needs. These initiatives required the renewed dedication and the best efforts of each employee in our organization. As a result we are now identified as a preferred supplier by many industry leading companies in those markets and have enjoyed an almost 50% increase in our revenues since fiscal 1992.


SIGNIFICANTLY IMPROVING PRODUCTIVITY AND EFFICIENCY

The second imperative to our strategy was to improve the productivity and efficiency of our operations so that optimum profits would be produced as our revenues increased. At the core of this effort has been our total quality process improvement initiatives managed and implemented by our employees. All of us at Zygo understand that revenue growth and improved financial performance result from optimizing customer satisfaction and improving the quality of the way we do business. Making these improvements requires a continuous improvement process. Since the beginning of fiscal 1993, employees in every department of the company have been identifying areas of waste and poor quality and establishing improvement projects. They have focused their effort in 5 quality improvement areas: improved customer satisfaction, reduced waste, improved delivery dependability, reduced cycle time, and increased asset utilization. The results of these efforts are most impressive with gross profit as a percentage of net sales improving steadily the past 3 years from 38% in fiscal 1992 to 44% in fiscal 1995 and our productivity, measured by sales per employee, also increasing steadily throughout that period from approximately $107,000 per employee to our record level of $173,000 per employee. These efforts and the improved productivity and efficiency resulting from them have allowed the company's increased revenues to return the record earnings per share we now enjoy.

GENERATE AND ACCELERATE THE COMPANY'S GROWTH POTENTIAL

Focusing our marketing and selling efforts on the leading companies within the major industries we serve has allowed us to understand both the strategic trends within those industries and the specific needs of those customers. A major driving force within those industries has been the need to reduce production defects and significantly increase production yields. The previous cyclical nature of the semiconductor industry, the data storage industry and other capital goods sector industries we serve, have forced those industries to no longer depend on revenue growth to fuel financial performance improvement, but rather to focus on production yield improvement. We have therefore worked closely with the leaders of these industries to transfer our measurement technology from off-line inspection applications to on-the-production-line process control applications. By designing instrumentation that more accurately detects defects and provides greater measurement flexibility with significantly increased throughput capabilities, we are now providing production improvement systems to our customers. This ability to identify product defects, collect quantified data on those defects and provide analysis of those defects to upstream manufacturing processes now make our instrumentation valuable process and yield improvement tools.

     Our business has evolved to include providing integrated production solutions to our customers where previously we provided almost exclusively off-line inspection instruments for the quality control laboratory. One of these new production-oriented instruments is featured on page 6 of this report. The 50% increase we have enjoyed in the growth of our instrument and accessories business these last three years is a cumulative result of all of these efforts.

     We were most gratified during the past fiscal year with the investment community's response to our growth and improved financial performance and to see the significant gains in the value of your company's securities. Responding to increased demand for the company's securities, your Board of Directors approved a 3-for-2 stock split for shareowners of record on August 1, 1995, payable as a stock dividend on August 21, 1995.


OUTLOOK

We are very optimistic about the future potential of your company as we enter fiscal 1996. Our improved market position, our record high backlog, and the sustained demand for our products and systems bode well for continuing our present strong performance into fiscal 1996. For the longer term, the healthy macroeconomic projections in the capital goods sector, specifically in the computer, data storage and semiconductor industries, suggest that the economic stimulus for the demand for our products should continue. In light of this, we continue to invest heavily on new product developments specifically geared to serve the production improvement needs of our customers.

     You, of course, can count on all of our best efforts to continue to move your company forward as we take advantage of these improved market conditions. As always, we thank you for your continued interest in and support of your company.



                                                       [PHOTO]
Sincerely,


/s/ Gary K. Willis
Gary K. Willis
President and Chief Executive Officer

August 24, 1995

- --------------------------------------------------------------------------------
A HISTORY OF EXCELLENCE
- --------------------------------------------------------------------------------


[PHOTO]

6/23/70
Zygo is incorporated in Delaware with starting capitalization of $325,000. A Memorandum of Understanding is signed by company founders Paul F. Forman, Carl
A. Zanoni, and Sol F. Laufer; Canon Inc.; and Wesleyan University.


[PHOTO]

3/71
The company wins its first order for an optical component: a 100mm diameter, l/50 Fabry-Perot etalon is sold to Florida-Atlantic University for $1,250.


[PHOTO]

6/73
Numbering 16 employees, the company moves into a newly constructed 10,000-square-foot facility in Middlefield, Connecticut.


[PHOTO]

3/78
Zygo begins deliveries of the Zygo Mark II Interferometer System. The instrument incorporates many important innovations, such as 6X zoom, video display, and interference patterns without spurious fringes.


6/30/80
Marking ten years of compounded growth of ~50 percent per year, Zygo closes FY '80 with revenues of $7,730,600, net income of $810,100.


[PHOTO]

11/81
Zygo holds an open house to show off its new 100,000-square-foot facility to employees' families, friends, customers, suppliers, and Connecticut's Governor Ella Grasso.


[PHOTO]

1985
The Mark IV phase measuring interferometer, with faster, higher density capabilities, more powerful data reduction, user programmability, and other advanced features, is introduced.


[PHOTO]

10/87
Zygo introduces the Maximo3D, a Laser Interferometric Microscope providing high resolution surface metrology information in three dimensions.


[PHOTO]

1992
With the assistance of Qualtec, Zygo begins the implementation of the Total Quality Process, with strong emphasis on team improvement projects.


1/95
Zygo announces the creation of a Flying Height Test Division, which will develop and market products for the data storage industry.


- --------------------------------------------------------------------------------
    1970         1975         1980         1985         1990         1995
- --------------------------------------------------------------------------------

[PHOTO]

2/71
Design and fabrication are completed for Zygo's first Ring Polishing machine. The machine and related process technology ultimately establish Zygo as a world leader in the fabrication of plano-surfaced optical components.


[PHOTO]

10/72
The Model GH Interferometer System is exhibited for the first time at the Optical Society of America's Annual Meeting in San Francisco. It is an immediate hit and a prime attraction of the exhibit. It embodies such key innovations as simple and foolproof alignment and interchangeable accessories, and it operates using a low-cost HeNe laser, all of which provide important competitive advantages.


1974
Under contract to Canon Inc. Zygo develops an aspheric lens generator capable of producing finished camera lens elements with up to 100 waves of aspheric departure in 15 minutes or less. This enables Canon to make significantly improved lenses cost-effectively for the professional photography and movie industry markets. Canon receives an Oscar for the resulting 35mm f/1.55AL lens.


[PHOTO]

10/78
The Zygo Automatic Pattern Processor (ZAPP) is launched. It is capable of automatically digitizing fringe center coordinates over an array of points and makes it possible to calculate fractional peak-to-valley and rms distortions, generate 3-D plots, and provide more sophisticated analyses, such as PSF, MTF, and Aberration Coefficients when connected to an auxiliary computer.


[PHOTO]

2/80
Zygo receives a $2,000,000 contract from Lawrence Livermore National Laboratory to fabricate various plano elements for the NOVA project.


[PHOTO]

12/83
Zygo completes its IPO at $14 per share and is listed on the NASDAQ Exchange, raising $8.7 million.


[PHOTO]

1984
The Production Test Interferometer (PTI) enters the market as the first space-saving, noncontact, shop testing system that does not require vibration isolation.


[PHOTO]

5/87

The Axiom 2/20, a distance measuring interferometer, is introduced--it, and its successor, the ZMI 1000, eventually challenge Hewlett-Packard's long supremacy in this product area.


1991
Zygo receives a multimillion-dollar contract to fabricate various optical components, including laser amplifiers, crystals, lenses, and polarizers, for the Omega Upgrade from University of Rochester's Laboratory for Laser Energetics.


[PHOTO]

5/93
The NewView 100 is introduced, expanding 3D capabilities beyond specular surfaces and greatly extending the vertical measurement range.


[PHOTO]

11/93
Zygo launches the GPI family of surface measuring interferometers, providing customers with added measurement capabilities at lower cost.


6/30/95
Zygo celebrates its first twenty-five years with record sales, earnings, and productivity.


                                       4 & 5

- --------------------------------------------------------------------------------
PRODUCT HIGHLIGHTS
- --------------------------------------------------------------------------------

[PHOTO]

o Zygo's instrument product line consists of 7 major products within 3 product families.

o All instruments shipped in fiscal 1995 were introduced in the last 24 months.

o    A major new product for 1995 was the AAB System shown at the right.


THE AAB SYSTEM

In the continuing effort to enhance financial performance, many industries are focusing more effort on increasing production yields. Recognizing an opportunity to assist in this effort, Zygo is shifting its corporate direction to include high-precision automated inspection systems for the production line.

     An excellent example is the in-process inspection of precision components used in computer hard disk drives. Manufacturers are continually challenged to increase storage capacity while reducing the physical size and cost of their products. As a result, design and production tolerances are shrinking to unprecedented levels, and production volumes are at an all-time high, and growing daily.

     To help keep pace with this demand, disk storage manufacturers turned to Zygo to provide automated, high-speed noncontact, quantitative inspection of the tiny read/write heads that transfer electronic data to and from a spinning disk. Zygo responded with the Automated Air Bearing (AAB) Surface Characterization System.

     Based on Zygo's MaximoGP microscope, the AAB System can measure 20,000 heads per day to extremely tight specifications. Computer-controlled part positioning, automatic alignment, and special measurement software are optimized for high-speed analysis of read/write heads. Also included is real-time statistical process control software to help monitor the production process.

     With Zygo's AAB System, manufacturers are now able to inspect 100% of their heads at full production volumes, while valuable data is provided for refining the control of the process.

PRECISION OPTICS

Zygo's considerable experience with complex machining of special optical components makes us a competitive choice for projects that demand absolute precision and performance. When a component's weight is important, as is usually the case with aerospace components, optical components must be designed to have minimum mass while maintaining opto-mechanical stability. To manufacture these complex designs, computer numerical control (CNC) machining techniques may be used to remove over 90% of the component's original mass in a process known as "lightweighting." This process may be compared to a sculptor creating a delicate statue, with a hollow interior, from a single block of stone.

     Microscopic subsurface stresses, a result of any glass shaping process, are minimized by using a carefully chosen sequence of progressively finer diamond tools. After machining, chemical etching techniques may be used to further increase the component's strength and reliability.

     Our expertise in this type of work provides our customers with an extensive knowledge base for "design for manufacturability" (DFM) considerations. Zygo's engineers often provide valuable design alternatives which improve performance and reduce the cost of manufacturing.


[PHOTO]

o The components pictured here illustrate Zygo's unique optical fabrication capabilities.

- --------------------------------------------------------------------------------
DIRECTORS, OFFICERS & ADVISORS
- --------------------------------------------------------------------------------

[PHOTO]

Clockwise from lower left:
Gary Willis, Carl Zanoni, Mark Bonney, Dean Geoffrey (Partner, KPMG Peat Marwick
LLP), Paul Jacobs (Partner, Fulbright and Jaworski L.L.P.)



[PHOTO]

Clockwise from lower left:
Michael Corboy, Robert Taylor, Paul Murrill, Seymour Liebman, Robert McKelvey, Paul Forman

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
FIVE-YEAR SUMMARY
- --------------------------------------------------------------------------------
(Thousands, except per share amounts)

                                                                                    Fiscal Year Ended June 30,
                                                                      --------------------------------------------------------
                                                                       1995        1994         1993        1992        1991
                                                                      -------     -------     -------      -------     -------
Earnings Statement Data:
Net sales .......................................................     $32,233     $24,141     $22,702      $26,744     $30,425
Earnings before income taxes ....................................       3,956       1,328         698          953       1,992
Net earnings ....................................................       2,749         918         481          632       1,261
Earnings per common and common
  equivalent share(1) ...........................................        $.65        $.23        $.12         $.16        $.33
                                                                      -------     -------     -------      -------     -------
Weighted average common shares and
  common dilutive equivalents outstanding(1) ....................       4,242       3,987       3,902        3,900       3,779
                                                                      -------     -------     -------      -------     -------
Balance Sheet Data:
Working capital .................................................     $17,072     $14,889     $14,648      $13,388     $12,313
Total assets ....................................................      29,666      24,499      24,555       23,645      23,106
Long-term debt (excluding current portion) ......................          --         481         613          878       1,140
Stockholders' equity ............................................      22,333      19,274      18,416       17,720      16,765
                                                                      =======     =======     =======      =======     =======

(1) Restated to reflect a 3-for-2 stock split effected in the form of a 50% stock dividend declared on July 20, 1995, and paid on August 21, 1995, to shareholders of record on August 1, 1995.


                               Earnings Per Share

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $.33
               1992 .........................      $.16
               1993 .........................      $.12
               1994 .........................      $.23
               1995 .........................      $.65


                                 Working Capital
                                 (in thousands)

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $12,313
               1992 .........................      $13,388
               1993 .........................      $14,648
               1994 .........................      $14,889
               1995 .........................      $17,072


                              Stockholders' Equity
                                 (in thousands)

     [THE FOLLOWING TABLE IS REPRESENTED AS A GRAPH IN THE PRINTED REPORT.]

               1991 .........................      $16,765
               1992 .........................      $17,720
               1993 .........................      $18,416
               1994 .........................      $19,274
               1995 .........................      $23,333

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
- --------------------------------------------------------------------------------

Results of Operations

Fiscal 1995 Compared to Fiscal 1994

Net sales of $32,233,000 for fiscal 1995 increased from fiscal 1994 sales by $8,092,000 or 33.5%. The principal reason for the significant increase was additional sales of the Company's electro-optical instrument products primarily resulting from an improved economic climate in certain industry segments, most notably semiconductor and data storage (disk drive) manufacturing, and from the introduction of a new fully-automated electro-optical instrument product which is used by data storage industry customers to improve the yield of their manufacturing processes. These increases were partially offset by a decline of $340,000 in R&D contract revenues resulting from the completion in fiscal 1994 of a research and development contract and lower sales of the Company's precision custom optical components, which declined by $313,000 or 5.8% from the year earlier.

     The Company's sales outside the United States amounted to $14,981,000 in fiscal 1995, an increase of $3,934,000 from fiscal 1994. Sales in Japan during fiscal 1995 amounted to $9,630,000, an increase of $2,044,000 over fiscal 1994. This increase resulted primarily from an increase in product sales in Japan in fiscal 1995 of over 33% when compared to product sales in fiscal 1994, partially offset by the absence in fiscal 1995 of R&D contract revenues. The significant increase in product sales was primarily due to the improving Japanese economy and the strengthening of the semiconductor equipment market served by Canon Inc. and Canon Sales Co., Inc., the Company's exclusive distributor in Japan. Sales to other geographic markets outside the U.S. amounted to $5,351,000 in fiscal 1995, a $1,890,000 increase from fiscal 1994. The 55% increase was principally the result of strong sales of the Company's electro-optical instruments to the data storage and semiconductor manufacturing industry in the Pacific Rim and increased sales in Europe as a result of an improved general economic climate there.

     Substantially all of the Company's sales and costs are negotiated and paid in U.S. dollars. Significant changes in the values of foreign currencies relative to the value of the U.S. dollar can impact the sales of the Company's products in its export markets, as would changes in the general economic conditions in those markets. The impact of such changes in foreign currency values on the Company's sales cannot be measured.

     Gross profit in fiscal 1995 amounted to $14,231,000, an increase of $3,615,000 (34.1%) over gross profit in fiscal 1994, principally due to the increase in sales and a slight improvement in gross profit margins on actual shipments. As a percentage of sales, gross profit in fiscal 1995 was 44.2%, as compared to 44.0% in fiscal 1994.

     Selling, general and administrative expenses in fiscal 1995 decreased by $138,000 from fiscal 1994. As a percentage of sales, selling, general and administrative expenses were 20.3% and 27.7% in fiscal 1995 and fiscal 1994, respectively. Selling expenses, including salaries, advertising, and sales promotion expenses related to the Company's electro-optical instrument products as well as commissions on higher sales, increased $307,000 from fiscal 1994. Administrative expenses decreased by $445,000 principally as a result of reduced legal expenses incurred in connection with the Company's litigation against WYKO Corporation for patent infringement, currently pending appeal, the status of which is discussed below in the Liquidity and Capital Resources section.
Additional   administrative  cost  reductions  reflect  the  completion  of  the implementation of a new Business Management Information System and continued strict cost controls.

     Research and development costs in fiscal 1995 totaled $3,967,000 and increased by $1,181,000 or 42.4% from fiscal 1994. The increase was principally the result of spending associated with the creation and operation of an R&D facility in Simi Valley, California, which is focused on designing and developing production-oriented test and measurement products for the data storage industry. The first product being developed there is a flying height tester. Additionally, the amount of expense incurred in fiscal 1995 at the Company's Middlefield, Connecticut, facility increased from fiscal 1994 to support several R&D projects underway there. As a percentage of sales, research and development costs were 12.3% and 11.5% in fiscal 1995 and fiscal 1994, respectively.

     In fiscal 1995, the Company had operating profit of $3,727,000 (11.6% of net sales) as compared to $1,155,000 (4.8% of net sales) in fiscal 1994. The 222.7% improvement resulted principally from higher gross profit from increased sales volume, partially offset by the increase in R&D expense.

     Interest income in fiscal 1995 amounted to $372,000 and was $34,000 higher than fiscal 1994, principally due to generally higher interest rates on the Company's marketable securities and short-term cash investments. Interest expense decreased in fiscal 1995 by $11,000 from $51,000 in fiscal 1994 primarily as the result of lower average principal balances on the Company's long-term debt, which was fully repaid in the quarter ended March 31, 1995.

     Backlog at June 30, 1995, was $12,993,000 compared to $3,782,000 at June 30, 1994. The $9,211,000 increase in backlog was primarily a result of strong demand for all of the Company's electro-optical instrument products, particularly its distance measuring interferometers used in precision motion control applications such as microlithography in semiconductor and flat-panel display manufacturing and its microscope products used in a variety of industrial applications, most notably in the production of read-write heads in the data storage industry. The backlog of the Company's electro-optical instruments and accessories at June 30, 1995, increased $7,355,000 or nearly 400% from that at June 30, 1994. The backlog of the Company's precision custom optical components increased by $1,834,000 (94%) from the year earlier as a result of improved demand for sophisticated optical components.

     The Company reported net earnings and earnings per common and common equivalent share of $2,749,000 and $.65, respectively, in fiscal 1995 as compared to $918,000 and $.23 per share in fiscal 1994. All per share amounts are adjusted to reflect the Company's 3-for-2 stock split effected in the form of a 50% stock dividend which was paid on August 21, 1995, to shareholders of record on August 1, 1995.

     The Company continues to emphasize strict cost control while at the same time investing in product development and marketing in order to maximize its share of its markets and create new market opportunities.


Fiscal 1994 Compared to Fiscal 1993

Net sales of $24,141,000 for fiscal 1994 increased from fiscal 1993 sales by $1,439,000 or 6%. The principal reason for the increase was additional sales of the Company's electro-optical instrument products primarily resulting from an improved economic climate in certain industry segments and the introduction of several new electro-optical instrument products which totally replaced the
Company's electro-optical instrument product line. These increases were partially offset by a decline of $1,020,000 in R&D contract revenues and lower sales of the Company's precision custom optical components due to the culmination of a significant contract from the University of Rochester for its laser fusion programs.

     The Company's sales outside the United States amounted to $11,047,000 in fiscal 1994, an increase of $2,350,000 from fiscal 1993. Sales in Japan during fiscal 1994 amounted to $7,586,000, an increase of $2,939,000 over fiscal 1993, which occurred despite the decline in fiscal 1994 of R&D contract revenues. Product sales in Japan increased in fiscal 1994 by over 100% when compared to product sales in fiscal 1993. The significant increase was due to the improving Japanese economy and the strengthening of the semiconductor equipment market served by Canon Inc. and Canon Sales Company Inc., the Company's exclusive distributor in Japan.

     Gross profit in fiscal 1994 amounted to $10,616,000 and was $1,567,000 higher than in fiscal 1993 principally due to the increase in sales and improvement in gross profit margins on actual shipments. As a percentage of sales, gross profit in fiscal 1994 was 44.0%, as compared to 39.9% in fiscal 1993. The gross profit percentage of sales improvement was due in part to benefits from continued improvement of the Company's cost structure and the impact of the introduction of new lower-cost instrument products partially offset by the lack of higher margins associated with the R&D contract revenues earned in fiscal 1993 and by the impact of continued aggressive pricing actions in response to sluggish market conditions in certain markets.

     Selling, general and administrative expenses in fiscal 1994 increased by $677,000 from fiscal 1993. As a percentage of sales, selling, general and administrative expenses were 27.7% and 26.4% in fiscal 1994 and fiscal 1993, respectively. Selling expenses, including advertising and sales promotion expenses related to the Company's new electro-optical instrument products as well as commissions on higher sales, increased $52,000 from fiscal 1993. Administrative expenses increased by $625,000 as a result of legal expenses incurred in connection with the Company's litigation against WYKO Corporation for patent infringement. Additional administrative costs incurred in fiscal 1994 were associated with the implementation of a new Business Management Information System.

     Research and development costs in fiscal 1994 totaled $2,786,000 and decreased by $291,000 from fiscal 1993, principally as a result of lower spending on project materials as the majority of new products were introduced in fiscal 1993 or early in fiscal 1994. As a percentage of sales, research and development costs were 11.5% and 13.6% in fiscal 1994 and fiscal 1993, respectively. During the quarter ended September 30, 1992, the Company received a $1,700,000 fixed price research and development contract from Canon Inc. Revenues under the contract were recorded under the cost-to-cost percentage of completion method of accounting. The contract was completed in the first quarter of fiscal 1994 with the final $340,000 of net sales under the contract being recorded in the quarter ended September 30, 1993.

     In fiscal 1994, the Company had operating profit of $1,155,000 as compared to a $26,000 operating loss in fiscal 1993. The significant improvement resulted principally from higher gross profit.

     Interest income in fiscal 1994 amounted to $338,000 and was $41,000 less than in fiscal 1993, principally due to lower interest rates on the Company's marketable securities. Interest expense decreased in fiscal 1994 by $18,000 from $69,000 in fiscal 1993 primarily as the result of lower principal balances and lower interest rates on the Company's long-term debt in fiscal 1994. The principal reason for the change in miscellaneous income/expense--net in fiscal 1994 versus fiscal 1993 was the absence of income, which the Company recognized in June 1993, resulting from a $400,000 contingent payout by LaserMike in conjunction with its purchase of the IMAGE product line in June 1992.

     Backlog at June 30, 1994, was $3,782,000 compared to $5,871,000 at June 30, 1993. Backlog declined primarily as a result of the culmination of a significant contract from the University of Rochester for its laser fusion program which significantly impacted the backlog of the Company's precision custom optical components, as well as the completion of the R&D contract with Canon described above.

     The Company reported net earnings and earnings per common and common equivalent share of $918,000 and $.23, respectively, in fiscal 1994 as compared to $481,000 and $.12 per share in fiscal 1993. Per share figures have been adjusted to reflect the impact of the 3-for-2 stock split effective August 21, 1995.


Liquidity and Capital Resources

At June 30, 1995, working capital was $17,072,000, an increase of $2,183,000 from the amount at June 30, 1994, and the Company had cash and cash equivalents of $2,428,000 and marketable securities available-for-sale amounting to $7,746,000 for a total of $10,174,000, a decrease of $230,000 from the amount of cash and cash equivalents and marketable securities at June 30, 1994. Receivables increased by $2,187,000, and inventory increased by $2,390,000 from the amounts at June 30, 1994. The receivables increase was due primarily to the

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION (continued)
- --------------------------------------------------------------------------------

significant growth in net sales in the fourth quarter of fiscal 1995 which were $4,400,000 higher than the same quarter in fiscal 1994, partially offset by aggressive collections within the last quarter of the fiscal year. Inventory increased primarily due to the growth in sales of the Company's electro-optical instruments. Accounts payable increased by $1,360,000 in fiscal 1995 to $2,515,000, principally as a result of the increase in inventories and other costs associated with the growth of the business. The Company's expenditures for property, plant, and equipment totaled $1,631,000 in fiscal 1995 which was $281,000 less than the prior fiscal year. The principal reason for the decrease was lower expenditures for hardware, software, and consulting associated with the implementation of the Company's new fully integrated Business Management Information System, which was fully installed in the quarter ended December 31, 1994. Although the actual level will be influenced by many factors, the Company anticipates that expenditures for plant and equipment in fiscal 1996 will be approximately the same as in fiscal 1995. On June 23, 1995, the Company's Board of Directors approved the purchase of approximately 22 acres of land adjacent to the Company's facility in Middlefield, Connecticut, for a purchase price of $440,000. The land, which is jointly owned by Paul F. Forman, Sol F. Laufer, and Carl A. Zanoni, founders of the Company, will facilitate expansion of the Company's buildings and/or parking facilities in the future. The purchase is expected to occur during the quarter ending March 31, 1996. As of June 30, 1995, there were no borrowings outstanding under the Company's $3,000,000 bank line of credit. Unused amounts under the line of credit are available for short-term working capital needs. During the quarter ended March 31, 1995, the Company prepaid all of its outstanding long-term debt obligation to the Connecticut Development Authority. Stockholders' equity at June 30, 1995, increased by $3,059,000 from the year earlier to $22,333,000, reflecting net income of $2,749,000, increases in the Company's common stock and paid-in capital accounts resulting from the exercise of employee stock options and the reduction of the unrealized loss, net of the related tax effect, on the Company's portfolio of marketable securities of $65,000.

     The Company's U.S. federal income tax return for fiscal 1991 was reviewed by the Internal Revenue Service (IRS) during fiscal 1993 and fiscal 1994. During the quarter ended March 31, 1994, the Company reached a settlement with the IRS regarding the audit of its fiscal 1991 tax return. In the settlement, which affected both the fiscal 1991 and fiscal 1992 federal tax returns, a tax payment of $432,700 was made to the IRS and interest of $91,600 which had accrued on the balance was also paid. As a result of amending the fiscal 1991 and fiscal 1992 federal tax returns, the Company also filed amended returns with the State of Connecticut and with various other states in which the Company pays income taxes. Taxes and interest paid to the states amounted to $111,700 and $31,500, respectively. The tax payments resulted from the IRS' disagreement with the Company as to the timing of certain tax deductions which the Company took on its fiscal 1991 return relative to inventories. Interest payments were charged against a miscellaneous expense accrual established at June 30, 1993, for this purpose. Income tax payments amounted to $793,100 in fiscal 1995 (including cash payments net of cash refunds of $565,600 and $227,500 of prior year overpayments applied to fiscal 1995), $1,185,000 in fiscal 1994 (including $544,400 of additional taxes owed for fiscal 1991), and $309,000 in fiscal 1993.

     As a result of amending the fiscal 1992 tax returns, the Company had federal and state tax refunds due amounting to $102,800. At June 30, 1995, $88,900 of cash refunds had been received. In addition, $13,900 of refunds due were applied to reduce the Company's taxes owed for fiscal years 1993, 1994, and 1995.

     In March 1994, the Company filed its fiscal 1993 federal and state tax returns, taking into account the roll forward effect of the timing differences created by the above-mentioned settlement, and as a result, had overpayments amounting to $187,600, which were applied to taxes owed for fiscal 1995. In March 1995, the Company filed its fiscal 1994 federal and state tax returns, which because of the method of calculating and paying estimated tax payments throughout fiscal 1995 resulted in additional overpayments of $39,900 which were also applied to taxes owed for fiscal 1995.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------
(Thousands, except share and per share amounts)

                                                                                  June 30,     June 30,
                                                                                    1995         1994
                                                                                  --------     --------
Assets

Current assets:
  Cash and cash equivalents ..............................................         $ 2,428      $ 2,530
  Marketable securities (note 2) .........................................           7,746        7,874
  Receivables:
    Trade (note 11) ......................................................           6,092        4,028
    Other ................................................................             204           81
                                                                                   -------      -------
      Total receivables ..................................................           6,296        4,109
                                                                                   -------      -------
  Inventories:
    Raw materials and manufactured parts .................................           2,863        1,563
    Work in process ......................................................           2,281        1,236
    Finished goods .......................................................             499          454
                                                                                   -------      -------
      Total inventories ..................................................           5,643        3,253
                                                                                   -------      -------
  Prepaid expenses and taxes .............................................             581          268
  Deferred income taxes (note 9) .........................................           1,043          825
                                                                                   -------      -------
      Total current assets ...............................................          23,737       18,859
                                                                                   -------      -------
Property, plant and equipment, at cost:
  Land ...................................................................             206          206
  Building ...............................................................           4,300        3,985
  Machinery, equipment and office furniture ..............................          11,984       10,881
  Construction in progress ...............................................             154          491
                                                                                   -------      -------
      Gross property, plant and equipment ................................          16,644       15,563
  Less accumulated depreciation ..........................................          11,381       10,483
                                                                                   -------      -------
      Net property, plant and equipment ..................................           5,263        5,080
                                                                                   -------      -------
Other assets, net ........................................................             666          560
                                                                                   -------      -------
Total assets .............................................................         $29,666      $24,499
                                                                                   =======      =======


Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable .......................................................         $ 2,515      $ 1,155
  Customer progress payments .............................................             174          166
  Accrued salaries and wages .............................................           1,957        1,582
  Other accrued expenses .................................................           1,366          892
  Income taxes payable ...................................................             653           --
  Current portion of long-term debt (note 4) .............................              --          175
                                                                                   -------      -------
      Total current liabilities ..........................................           6,665        3,970
                                                                                   -------      -------
Long-term debt, excluding current portion (note 4) .......................              --          481
Deferred income taxes (note 9) ...........................................             668          655
Deferred liabilities .....................................................              --          119
Stockholders' equity (notes 6, 7, and 8):
  Common stock, $.10 par value per share: 10,000,000 shares
    authorized; 4,030,786 shares issued (3,992,558 in 1994) ..............             403          266
  Additional paid-in capital .............................................          10,726       10,484
  Retained earnings ......................................................          11,508        8,893
  Net unrealized loss on marketable securities (note 2) ..................              (3)         (68)
                                                                                   -------      -------
                                                                                    22,634       19,575
  Less treasury stock, at cost; 103,800 common shares ....................             301          301
                                                                                   -------      -------
      Total stockholders' equity .........................................          22,333       19,274
                                                                                   -------      -------
Total liabilities and stockholders' equity ...............................         $29,666      $24,499
                                                                                   =======      =======

See accompanying notes to consolidated financial statements.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS
- --------------------------------------------------------------------------------
(Thousands, except per share amounts)

                                                                                  Fiscal Year Ended June 30,
                                                                              ---------------------------------
                                                                                1995         1994         1993
                                                                              -------      -------      -------
Net sales (note 11) ...................................................       $32,233      $24,141      $22,702
Cost of goods sold ....................................................        18,002       13,525       13,653
                                                                              -------      -------      -------
    Gross profit ......................................................        14,231       10,616        9,049
Selling, general and administrative expenses ..........................         6,537        6,675        5,998
Research and development ..............................................         3,967        2,786        3,077
                                                                              -------      -------      -------
    Operating profit (loss) ...........................................         3,727        1,155          (26)
                                                                              -------      -------      -------
Other income (expense):
  Interest income .....................................................           372          338          379
  Interest expense ....................................................           (40)         (51)         (69)
  Miscellaneous income (expense), net (note 12) .......................          (103)        (114)         414
                                                                              -------      -------      -------
    Total other income ................................................           229          173          724
                                                                              -------      -------      -------
    Earnings before income taxes ......................................         3,956        1,328          698
Income tax expense (note 9) ...........................................         1,207          410          217
                                                                              -------      -------      -------
Net earnings ..........................................................       $ 2,749      $   918      $   481
                                                                              =======      =======      =======
Earnings per common and common equivalent share (note 7) ..............          $.65         $.23         $.12
                                                                              =======      =======      =======
Weighted average common shares and common dilutive
  equivalents outstanding (note 7) ....................................         4,242        3,987        3,902
                                                                              =======      =======      =======

See accompanying notes to consolidated financial statements.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
(Thousands of dollars)

                                                                                      Unrealized
                                                             Additional              Gain (Loss) on                   Total
                                                  Common       Paid-In    Retained     Marketable     Treasury    Stockholders'
                                                   Stock       Capital    Earnings     Securities       Stock        Equity
                                                  ------     ----------   --------   --------------   --------    -------------
Balance at June 30, 1992 ......................    $261        $10,266     $ 7,494        $ --          $(301)       $17,720
  Net earnings ................................      --             --         481          --             --            481
  Exercise of employee stock options ..........       5            210          --          --             --            215
                                                   ----        -------     -------        ----          -----        -------
Balance at June 30, 1993 ......................     266         10,476       7,975          --           (301)        18,416
  Net earnings ................................      --             --         918          --             --            918
  Net unrealized loss on marketable
    securities, net of related tax effect .....      --             --          --         (68)            --            (68)
  Exercise of employee stock options ..........      --              8          --          --             --              8
                                                   ----        -------     -------        ----          -----        -------
Balance at June 30, 1994 ......................     266         10,484       8,893         (68)          (301)        19,274
  Net earnings ................................      --             --       2,749          --             --          2,749
  Net unrealized gain on marketable
    securities, net of related tax effect .....      --             --          --          65             --             65
  Exercise of employee stock options ..........       3            242          --          --             --            245
  Stock split (note 7) ........................     134             --        (134)         --             --             --
                                                   ----        -------     -------        ----          -----        -------
Balance at June 30, 1995 ......................    $403        $10,726     $11,508        $ (3)         $(301)       $22,333
                                                   ====        =======     =======        ====          =====        =======

See accompanying notes to consolidated financial statements.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------
(Thousands of dollars)

                                                                                                  Fiscal Year Ended June 30,
                                                                                               -------------------------------
                                                                                                 1995        1994        1993
                                                                                               -------       -----       -----
Cash provided by (used for) operating activities:
  Net earnings ..........................................................................      $ 2,749       $ 918       $ 481
  Adjustments to reconcile net earnings to cash provided by operating activities:
    Depreciation and amortization .......................................................        1,248       1,348       1,270
    Deferred income taxes ...............................................................         (248)       (427)        (45)
    Loss on disposal of assets ..........................................................          251         205           4
    Gain on sale of marketable securities ...............................................           --         (49)         --
    Intangible and other assets .........................................................           --         (29)        (37)
    Other ...............................................................................           --          --          92
    Changes in operating accounts:
      Receivables .......................................................................       (2,220)        500         316
      Inventories .......................................................................       (2,387)       (204)      1,969
      Prepaid expenses and taxes ........................................................         (313)        (99)        (58)
      Accounts payable and accrued expenses .............................................        2,751        (633)         98
                                                                                               -------       -----       -----
    Net cash provided by operating activities ...........................................        1,831       1,530       4,090
                                                                                               -------       -----       -----
Cash provided by (used for) investing activities:
  Additions to property, plant, and equipment ...........................................       (1,631)     (1,912)       (910)
  Investment in marketable securities ...................................................       (1,229)     (4,725)     (7,340)
  Investment in other assets ............................................................          (39)         --          --
  Acquisition of business ...............................................................         (100)         --          --
  Proceeds from the sale of marketable securities .......................................           --       3,777          --
  Proceeds from maturity of marketable securities .......................................        1,465         350          --
  Proceeds from sale of assets ..........................................................           12          --          --
                                                                                               -------       -----       -----
    Net cash used for investing activities ..............................................       (1,522)     (2,510)     (8,250)
                                                                                               -------       -----       -----
Cash provided by (used for) financing activities:
  Repayments of long-term debt ..........................................................         (656)       (179)       (305)
  Exercise of employee stock options ....................................................          245           8         215
                                                                                               -------       -----       -----
    Net cash used for financing activities ..............................................         (411)       (171)        (90)
                                                                                               -------       -----       -----
Net decrease in cash and cash equivalents ...............................................         (102)     (1,151)     (4,250)
Cash and cash equivalents, beginning of year ............................................        2,530       3,681       7,931
                                                                                               -------       -----       -----
Cash and cash equivalents, end of year ..................................................      $ 2,428     $ 2,530     $ 3,681
                                                                                               =======     =======     =======

See accompanying notes to consolidated financial statements.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
June 30, 1995, 1994, and 1993


(1) Summary of Significant Accounting Policies

Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned Foreign Sales Corporation ("FSC") subsidiary. All material transactions and accounts with the subsidiaries have been eliminated from the consolidated financial statements.

     The Company also owns 100% of Zygo Credit Corporation which was formed in fiscal 1983. Activity of Zygo Credit Corporation has been insignificant to date.

Cash and Cash Equivalents--The Company considers cash and cash investments with maturities at the date of purchase of less than three months to be cash and cash equivalents.

Marketable Securities--The Company considers investments in securities with maturities at the date of purchase in excess of three months as marketable securities. Marketable securities primarily consist of tax-exempt municipal debt securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement 115") at June 30, 1994. The change in accounting for Marketable Securities had no effect on retained earnings. All securities held by the Company at June 30, 1995, 1994, and 1993, were classified as available-for-sale and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

Inventories--Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Revenue Recognition--Sales, other than sales under long-term research and development contracts, are recognized when units are shipped. Sales related to long-term fixed-price research and development contracts are recognized under the cost-to-cost percentage of completion method of accounting.

Depreciation--Depreciation rates are based on the estimated useful lives of the various classes of assets and are computed using the straight-line method.

Research and Development Costs--Research and development costs are expensed as incurred.

Income Taxes--Effective July 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. ("Statement 109"). The cumulative effect of that change in the method of accounting for income taxes in fiscal 1993 was not material.

Earnings Per Share--Earnings per common and common equivalent share amounts represent primary earnings per share and are based upon the weighted average number of common shares outstanding, plus, when their effect is dilutive, the weighted average number of shares issuable upon exercise of outstanding stock options, less the weighted average number of common shares which could have been repurchased with the proceeds available from the assumed exercise of the outstanding options. Fully diluted earnings per share are not significantly different from primary earnings per share.

Gain Contingency--The Company was awarded $2,668,710 plus recovery of certain costs in a judgment rendered by the United States District Court (District of Arizona) on June 2, 1994. The Court's decision was appealed to the Court of Appeals for the Federal Circuit located in Washington, D.C. by the defendant and oral arguments of the appeal were heard by the Court on March 9, 1995. The Company has not and will not record any gain from the district court judgment until a final determination of the award is made.

Stock Split--Subsequent to fiscal 1995, the Board of Directors of the Company declared a 3-for-2 split of the Company's common shares, effected in the form of a 50% stock dividend paid on August 21, 1995, to shareholders of record as of the close of business on August 1, 1995. All presentations involving numbers of shares and amounts per share in 1995 and prior years have been restated to reflect the stock split.


(2) Marketable Securities

Marketable securities at June 30, 1995, consist primarily of tax-exempt bonds issued by various state and municipal agencies which are reported at fair value. The unrealized loss on marketable securities of $4,889 (gross) is shown net of its related tax effect of $1,956 as a separate component of stockholders' equity.

     Dividend and interest income are recognized when earned. Realized gains and
losses  are   included  in  earnings   and  are  derived   using  the   specific
identification method for determining the cost of securities sold.

     The cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities at June 30, 1995, and June 30, 1994, were as follows:

                                             Gross           Gross
                                          Unrealized      Unrealized
                                            Holding         Holding     Fair
(Thousands of dollars)           Cost        Gains          Losses      Value
                                ---------------------------------------------
At June 30, 1995
  State and local
    municipal bonds .........   $7,751       $ --            $  5      $7,746
                                ------       ----            ----      ------
At June 30, 1994
  State and local
    municipal bonds .........   $7,987       $ --            $113      $7,874
                                ======       ====            ====      ======

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
- --------------------------------------------------------------------------------
June 30, 1995, 1994, and 1993


     The Company recorded gross realized gains on the maturity of investment securities of $135 in 1995. There were no gross realized losses recorded in 1995 or 1994.

     Maturities of investment securities classified as available-for-sale were as follows at June 30, 1995.

                                                             Fair
(Thousands of dollars)                        Cost           Value
                                             ------         ------
Due within one year ...................      $1,659         $1,657
Due after one year through
  five years ..........................       6,092          6,089
                                             ------         ------
                                             $7,751         $7,746
                                             ======         ======


(3) Bank Line of Credit

The Company has a $3,000,000 unsecured bank line of credit with interest at the bank's prime rate. The line of credit is available through November 30, 1995. At June 30, 1995, and June 30, 1994, no amounts were outstanding under the bank line of credit.


(4) Long-Term Debt

In the quarter ended March 31, 1995, the Company retired its 1977 and 1981 Series Industrial Development Bonds totaling $375,000 and $150,000, respectively, prior to scheduled maturity. This transaction resulted in no extraordinary gain or loss. The funds for these retirements were obtained from internally generated cash flows.

     Interest payments were $39,900,  $50,800, and $69,900 in fiscal 1995, 1994, and 1993, respectively.


(5) Profit-Sharing Plan

The Company maintains a deferred profit-sharing plan under which substantially all full-time employees of the Company are eligible to participate. Profit-sharing expense for the years ended June 30, 1995, 1994, and 1993 amounted to $440,000, $147,500, and $77,500, respectively. Profit-sharing contributions are determined annually at the discretion of the Board of Directors.

     Effective June 30, 1985, the existing profit-sharing plan was revised and amended to incorporate a 401(k) tax deferred payroll deduction program and an Employee Stock Ownership Program. Under the 401(k), employees may contribute a tax deferred amount of up to 15% of their compensation, as defined. The Company may contribute an amount to the 401(k) which amount is determined annually at the discretion of the Board of Directors. The 401(k) contribution expense for the years ended June 30, 1995, 1994, and 1993 amounted to $255,000, $146,400, and $152,200, respectively.

     Under the Employee Stock Ownership Program, the Company may, at the discretion of the Board of Directors, contribute its own stock or cash to purchase its own stock. Such stock's fair market value shall not exceed the maximum amount of employee stock ownership credit as determined under Section 416 of the Internal Revenue Code. There were no purchases and no contributions made under this program for the years ended June 30, 1995, 1994, and 1993.


(6) Stockholders' Agreements

In November 1993, Canon Inc., Wesleyan University, Paul F. Forman, Carl A. Zanoni, and Sol F. Laufer, and the Company terminated an agreement which had been effective since December 1983 when the Company's registration statement for the initial public offering of its Common Stock was declared effective. Under that agreement, they had agreed among other things, to vote their shares for the election to the Company's Board of Directors of two directors designated by each of Canon Inc., Wesleyan University, and Paul F. Forman, Carl A. Zanoni, and Sol
F. Laufer, as a group. During the period that the agreement was in effect, the voting requirements thereof effectively determined the outcome of the election of all members of the Company's Board of Directors.

     At the time of the termination of the Stockholders' Agreement, a Registration Rights Agreement was entered into by Canon Inc., Wesleyan University, Paul F. Forman, Carl A. Zanoni, Sol F. Laufer, and the Company. In general, the Registration Rights Agreement grants to each of these stockholders the right, until November 30, 1998, to have his or its shares of Common Stock included in any registered public offering of the Company's securities.


(7) Stockholders' Equity

On July 20, 1995, the Board of Directors declared a 3-for-2 split effected in the form of a 50% stock dividend payable on August 21, 1995, to shareholders of record on August 1, 1995. This transaction resulted in the issuance of approximately 1,309,000 additional shares of Common Stock. Stockholders' Equity has been adjusted to recognize the effect of the stock split by reclassifying from retained earnings to paid-in capital the par value of the additional shares arising from the split. In addition, all references in the financial statements to numbers of shares, per share amounts, stock option data, and market prices of the Company's Common Stock have been restated to give retroactive recognition to the stock split. On July 20, 1995, the Board of Directors approved an increase in the authorized shares of the Company's Common Stock from 10,000,000 to 15,000,000 subject to shareholder approval.


(8) Stock Options and Stock Ownership Plans

On September 3, 1987, the Board of Directors adopted a non-qualified stock option plan (the "Non-Qualified Plan") providing for non-qualified options to purchase Common Stock of the Company and reserved 300,000 shares of Common Stock for issuance upon the exercise of options under the Non-Qualified Plan. During fiscal year 1990, the amount of shares reserved under the Non-Qualified Plan was increased to 600,000. On August 26, 1992, the Board of Directors amended and restated the Non-Qualified Plan and increased the amount of shares reserved to 975,000. On November 19, 1992, the Amended and Restated Non-Qualified Stock

Option Plan (the "Amended and Restated Non-Qualified Plan") was approved by the Company's stockholders. At June 30, 1995, options to purchase 688,838 shares of Common Stock, at prices of $2.50 to $13.83 per share, were outstanding under the Amended and Restated Non-Qualified Plan of which options to purchase 264,525 shares were exercisable at prices of $2.50 to $5.17 per share. Options exercised during fiscal 1995, 1994, and 1993 were 38,250 shares at $2.50 to $4.00 per share; 2,588 shares at $2.83 to $3.83 per share; and 71,121 shares at $2.20 to $3.50 per share, respectively. At June 30, 1995, there were 45,170 Common Shares reserved for future issuance of stock options under the Amended and Restated Non-Qualified Plan. On August 24, 1995 the Board of Directors approved an increase in the number of shares authorized under this plan from 975,000 to 1,425,000, subject to shareholder approval.

     On August 25, 1994, the Board of Directors adopted a Non-Employee Director Stock Option Plan providing for non-qualified options to purchase Common Stock of the Company and reserved 300,000 shares of Common Stock for issuance upon the exercise of options under the Non-Employee Director Stock Option Plan. At June 30, 1995, options to purchase 187,500 shares of Common Stock, at a price of $4.00 per share, were outstanding under the Non-Employee Director Stock Option Plan, none of which were then exercisable.

(9) Income Taxes

The components of income tax expense (benefit) for each year are as follows:

                                        Fiscal Year Ended June 30,
                                      ------------------------------
(Thousands of dollars)                 1995         1994        1993
                                      ------       -----        ----
Currently payable:
  Federal ........................    $1,036       $ 612        $169
  State ..........................       421         225          93
                                      ------       -----        ----
                                       1,457         837         262
                                      ------       -----        ----
Deferred:
  Federal ........................      (188)       (290)        (29)
  State ..........................       (62)       (137)        (16)
                                      ------       -----        ----
                                        (250)       (427)        (45)
                                      ------       -----        ----
Total income tax expense .........    $1,207       $ 410        $217
                                      ======       =====        ====


     During fiscal 1994, the Internal Revenue Service completed an examination of the Company's fiscal 1991 U.S. federal income tax return. Adjustments to the fiscal 1991 income tax return generated deferred tax benefits which the Company has received or expects to receive in subsequent years.

     Income taxes paid amounted to $793,100 (including cash payments net of cash refunds of $565,600 and $227,500 of prior year overpayments applied to fiscal
1995), $1,185,000 (including additional taxes owed for fiscal 1991), and $309,000 in fiscal 1995, 1994, and 1993, respectively.

     The total income tax expense differs from the amount computed by applying the applicable U.S. federal income tax rate of 34% to earnings before income taxes for the following reasons:

                                             Fiscal Year Ended June 30,
                                          ------------------------------
(Thousands of dollars)                     1995         1994        1993
                                          ------        ----        ----
Computed "expected" tax expense ........  $1,345        $451        $237
Increases (reductions) in taxes
  resulting from:
  State taxes, net of federal income
    tax benefit ........................     237          57          51
  Tax exempt interest income ...........    (108)        (96)        (49)
  FSC benefit ..........................    (194)        (85)         --
  Adjustment of prior years'
    tax liabilities ....................      --          75          --
  Other, net ...........................     (73)          8         (22)
                                          ------        ----        ----
                                          $1,207        $410        $217
                                          ======        ====        ====


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of June 30, 1995 and 1994, are presented below:

                                                  June 30,       June 30,
 Thousands of dollars)                             1995            1994
                                                  ------          -----
Deferred tax assets:
  Accounts receivable, principally due to
    the allowance for doubtful accounts ......     $  57          $  29
  Warranty costs .............................       103             62
  Vacation costs .............................       108            118
  Medical insurance costs ....................       123            100
  Inventory allowance ........................       581            442
  Restricted stock and deferred
    compensation expense .....................        49             56
  Unrealized loss on marketable securities ...         2             45
  Other ......................................        37             27
                                                  ------          -----
  Deferred tax assets ........................     1,060            879
  Less valuation allowance ...................        --             --
                                                  ------          -----
  Net deferred tax assets ....................     1,060            879
Deferred tax liabilities:
  Earnings from consolidated FSC subsidiary ..        --            (16)
  Insurance costs ............................       (17)           (39)
  Plant and equipment, principally due to
    differences in depreciation expense ......      (644)          (620)
  Other ......................................       (24)           (34)
                                                  ------          -----
  Deferred tax liabilities ...................      (685)          (709)
                                                  ------          -----
  Net deferred tax asset .....................    $  375          $ 170
                                                  ======          =====

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
- --------------------------------------------------------------------------------
June 30, 1995, 1994, and 1993


     The net current deferred tax assets and net noncurrent deferred tax liabilities as recorded on the balance sheet as of June 30, 1995 and 1994, are as follows:

                                               June 30,      June 30,
(Thousands of dollars)                           1995         1994
                                                ------        -----
Net current deferred tax asset .............    $1,043        $ 825
Net noncurrent deferred tax liability ......      (668)        (655)
                                                ------        -----
Net deferred tax asset .....................    $  375        $ 170
                                                ======        =====


     A valuation allowance has not been recorded because the Company believes that the deferred tax assets will, more likely than not, be realized. This determination is based largely upon the Company's historical earnings trend as well as its ability to carryback reversing items within three years to offset taxes paid. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities associated with such items as depreciation and amortization.


(10) Products, Principal Customers, and Operations by Geographic Area

The Company designs, develops, manufactures, and markets high-performance noncontact electro-optical measuring instruments and accessories, and manufactures precision optical components. The firm is based in Middlefield, Connecticut.

     Sales to Canon Inc. and to Canon Sales Co., Inc., accounted for more than 10% of total company sales for the years ended June 30, 1995, 1994, and 1993. See note 11. In the year ended June 30, 1995, sales to a major manufacturer of computer disk drives and related hardware and software, accounted for 17% of total company sales. Sales to the University of Rochester of precision optical components accounted for 12% of the company's consolidated sales for the year ended June 30, 1993. No other individual customer accounted for more than 10% of total company sales for any year presented in the accompanying consolidated financial statements.

     Export sales by geographic area were as follows:

                                       Fiscal Year Ended June 30,
                                  ----------------------------------
(Thousands of dollars)              1995          1994         1993
                                  -------       -------       ------
Far East:
  Japan .......................   $ 9,630       $ 7,586       $4,647
  Pacific Rim .................     3,279         2,129        2,389
                                  -------       -------       ------
Total Far East ................    12,909         9,715        7,036
Europe and other ..............     2,072         1,332        1,661
                                  -------       -------       ------
Total .........................   $14,981       $11,047       $8,697
                                  =======       =======       ======


(11) Related Party Transactions

Sales to Canon Inc., a major stockholder, and to Canon Sales Co., Inc., the exclusive distributor for the Company's products in Japan and a subsidiary of Canon Inc., amounted to approximately $9,553,000, $7,740,000, and $4,647,000, for the years ended June 30, 1995, 1994, and 1993, respectively. Sales included revenue amounts relating to a fixed price research and development contract in the years ended June 30, 1994, and 1993 which was accounted for under the cost-to-cost percentage of completion method. Such amounts were $340,000 and $1,360,000 for the years ended June 30, 1994 and 1993, respectively.

     Selling prices of products sold to Canon Inc. and Canon Sales Co., Inc., are generally based on the normal terms given to distributors. At June 30, 1995, 1994, and 1993, there was approximately, in the aggregate, $1,104,700, $746,540, and $870,460, respectively, of trade accounts receivable from Canon Inc. and Canon Sales Co., Inc.

     On June 23, 1995, the Company's Board of Directors approved the purchase of approximately 22 acres of land adjacent to the Company's facility in Middlefield, Connecticut, for a purchase price of $440,000. The land, which is jointly owned by Paul F. Forman, Sol F. Laufer, and Carl A. Zanoni, founders of the Company, will facilitate expansion of the Company's buildings and/or parking facilities in the future. The purchase is expected to occur during the quarter ending March 31, 1996.


(12) Miscellaneous Income

In the year ended June 30, 1993, the Company recorded $400,000 (pretax) of income relating to its sale in June 1992 of the IMAGE Product Line, which was a family of laser-based optical gauges. This amount, which was collected during fiscal 1994, related to a contingent payment made by LaserMike, the purchaser of the IMAGE line, for exceeding certain financial targets in the twelve-month period following the sale.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
REPORT OF MANAGEMENT
- --------------------------------------------------------------------------------

Management is responsible for preparing the Company's financial statements and related information that appears in this annual report. Management believes that the financial statements fairly reflect the form and substance of transactions and reasonably present the Company's financial condition and results of operations in conformity with generally accepted accounting principles. Management has included in the Company's financial statements amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances.

     The Company maintains a system of internal accounting policies, procedures, and controls intended to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with Company authorization and are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

     KPMG Peat Marwick LLP audits the Company's financial statements in accordance with generally accepted auditing standards and provides an objective, independent review of the fairness of reported financial condition and results of operations.

     The Board of Directors of the Company has an Audit Committee composed of nonmanagement directors. The Committee meets with financial management and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters.

/s/ Mark J. Bonney
Mark J. Bonney
Vice President, Finance & Administration,
Treasurer, and Chief Financial Officer


- --------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------

The Board of Directors and Stockholders of
Zygo Corporation:

We have audited the accompanying consolidated balance sheets of Zygo Corporation and consolidated subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zygo Corporation and consolidated subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Hartford, Connecticut
August 11, 1995

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
PERCENTAGE OF CONSOLIDATED SALES
- --------------------------------------------------------------------------------

                                            Fiscal Year Ended June 30,
                                            --------------------------
                                             1995      1994      1993
                                             ----      ----      ----
Instruments and Accessories .............     84%       78%       73%
Precision Optical Components ............     16        22        27
                                             ----      ----      ----
  Total .................................    100%      100%      100%
                                             ====      ====      ====


- --------------------------------------------------------------------------------
SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
- --------------------------------------------------------------------------------
(Thousands, except per share amounts)

                                                                               For the Fiscal Year Ended June 30, 1995
                                                                       -------------------------------------------------------
                                                                       September 30     December 31       March 31     June 30
                                                                       ------------     -----------       --------     -------
Net sales ........................................................        $5,858           $7,097          $8,718      $10,560

Earnings before income taxes .....................................        $  248           $  844          $1,525      $ 1,339
Income tax expense ...............................................            92              311             605          199
                                                                          ------           ------          ------      -------
Net earnings .....................................................        $  156           $  533          $  920      $ 1,140
                                                                          ======           ======          ======      =======
Earnings per common and common equivalent share(1)(2) ............          $.04             $.13            $.21         $.25
                                                                          ======           ======          ======      =======


                                                                               For the Fiscal Year Ended June 30, 1994
                                                                       -------------------------------------------------------
                                                                       September 30     December 31       March 31     June 30
                                                                       ------------     -----------       --------     -------
Net sales ........................................................        $5,867           $6,120          $5,993      $ 6,160

Earnings before income taxes .....................................        $  174           $  318          $  471      $   365
Income tax expense ...............................................            64              118             174           54
                                                                          ------           ------          ------      -------
Net earnings .....................................................        $  110           $  200          $  297      $   311
                                                                          ======           ======          ======      =======
Earnings per common and common equivalent share(1)(2) ............          $.03             $.05            $.07         $.08
                                                                          ======           ======          ======      =======

(1) Restated to reflect a 3-for-2 stock split effected in the form of a 50% stock dividend declared on July 20, 1995, and paid on August 21, 1995, to shareholders of record on August 1, 1995.

(2) Quarterly per share earnings do not necessarily equal the total per share earnings reported for the year as a result of the dilutive effect of common stock equivalents on the calculation of per share earnings.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
STOCK DATA
- --------------------------------------------------------------------------------


NASDAQ Symbol: ZIGO

The number of stockholders of record at June 30, 1995, was 509.

     The Company's common shares are traded over-the-counter and are quoted on the NASDAQ/National Market. Market price data for 1995 and 1994, adjusted for the effect of the 3-for-2 stock split which was effective on August 21, 1995, was as follows:

                                          Fiscal Year Ended June 30, 1995
                                          -------------------------------
                                                 High            Low
                                                ----------------------
First quarter ..........................        $ 4 7/8        $ 3 3/4
Second quarter .........................        $ 5 3/8        $ 4 1/8
Third quarter ..........................        $11 7/8        $ 4 5/8
Fourth quarter .........................        $24 1/8        $10 1/4


                                          Fiscal Year Ended June 30, 1994
                                          -------------------------------
                                                 High            Low
                                                ----------------------
First quarter ..........................        $ 5            $ 3 7/8
Second quarter .........................        $ 5 1/8        $ 4 1/8
Third quarter ..........................        $ 5 5/8        $ 4 7/8
Fourth quarter .........................        $ 5 1/8        $ 4

Source: National Association of Securities Dealers, Inc.

Zygo Corporation and Consolidated Subsidiary
- --------------------------------------------------------------------------------
CORPORATE INFORMATION
- --------------------------------------------------------------------------------


DIRECTORS

Michael R. Corboy
Chairman and President
Corboy Investment Company

Paul F. Forman
Chairman of the Board
Zygo Corporation

Seymour E. Liebman
Senior Vice President
Canon U.S.A., Inc.

Robert G. McKelvey
Chairman and President
George McKelvey Co., Inc.

Paul W. Murrill
Professional Engineer

Robert B. Taylor
Vice President and Treasurer
Wesleyan University

Gary K. Willis
Zygo Corporation

Carl A. Zanoni
Zygo Corporation



OFFICERS

Gary K. Willis
President and Chief Executive Officer

Mark J. Bonney
Vice President, Finance and
Administration, Treasurer, and
Chief Financial Officer

Carl A. Zanoni
Vice President, Research, Development and Engineering

Paul Jacobs
Secretary

STOCKHOLDER INFORMATION

Form 10-K405 Available

Stockholders may obtain from the Company, without charge, a copy of the Annual Report on Form 10-K405 filed with the Securities and Exchange Commission for fiscal 1995.


Written requests should be directed to:
Sheree F. Denny
Manager, Financial Planning
  and Reporting
Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455


Annual Meeting
November 16, 1995, at 10 a.m.
Executive Offices
Middlefield, Connecticut


Executive Offices
Laurel Brook Road
Middlefield, Connecticut 06455


Auditors
KPMG Peat Marwick LLP
CityPlace II
Hartford, Connecticut 06103


Legal Counsel
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103


Transfer Agent and Registrar
Continental Stock Transfer and
  Trust Company
2 Broadway
New York, New York 10004


Dividends
The Company has not declared or paid cash dividends since becoming a public company.




Zygo, and the Zygo logo, are registered trademarks of Zygo Corporation. MaximoGP, NewView 100, Growth Potential Interferometer, GPI, and ZM1-1000 are trademarks used by Zygo Corporation.

Designed by Curran & Connors, Inc.

ZYGO
- -----------------------------------
Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455-0448
Telephone: (203) 347-8506
Fax: (203) 347-8372