Form 10-K405, Exhibit 13
period 1997-06-30
ZYGO CORP
filed 1997-09-16
CIK 730716

ZYGO [Logo]
                                                              ------------------

                                                              Zygo Corporation
                                                              1997 Annual Report





                                  M A K I N G

                               P R E C I S I O N

                                    E V E N

                                    M O R E

                                P R E C I S E .



                                    [Photo]


CONSOLIDATED FINANCIAL HIGHLIGHTS
(Thousands, except per share amounts)

                                                                 Fiscal Year Ended June 30,          Percentage Change
                                                             ---------------------------------   ---------------------------
                                                               1997       1996(1)       1995     1996 to 1997   1995 to 1996
                                                             -------      -------      -------   ------------   ------------
Net sales ..............................................     $87,220      $57,374      $32,233        52%            78%
Earnings before acquisition-related charges (2) ........     $13,960      $ 7,799      $ 2,749        79            184
Net earnings per common and common equivalent
  share before acquisition-related charges (2)(3) ......     $  1.16      $  0.72      $  0.32        61            125
Net earnings ...........................................     $ 2,877      $ 7,799      $ 2,749       (63)           184
Net earnings per common and common
  equivalent share (3) .................................     $  0.24      $  0.72      $  0.32       (67)           125
Weighted average common shares and
  common dilutive equivalents outstanding (3) ..........      11,998       10,878        8,484        10             28

                                                                          June 30,                    Percentage Change
                                                             ---------------------------------   ---------------------------
                                                               1997       1996(1)       1995     1996 to 1997   1995 to 1996
                                                             -------      -------      -------   ------------   ------------
Working capital ........................................     $47,633      $47,148      $17,072         1%           176%
Stockholders' equity ...................................     $62,408      $54,087      $22,333        15            142

----------

(1)  Restated to reflect the acquisition of NexStar Automation, Inc. as a pooling-of-interests. Periods prior to fiscal 1996 have not been restated due to immateriality.

(2)  Excludes nonrecurring acquisition-related charges of $11,083,000 incurred in the first quarter of fiscal 1997.

(3)  Restated to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend declared on January 23, 1997, and paid on February 27, 1997 to stockholders of record on February 3, 1997.

             [GRAPHICAL REPRESENTATION OF DATA OF BAR CHARTS BELOW]

                                   NET SALES
                                 (in thousands)

              1993 .................................    $22,702
              1994 .................................    $24,141
              1995 .................................    $32,233
              1996 .................................    $57,374
              1997 .................................    $87,220


                          EARNINGS BEFORE INCOME TAXES
              Excluding Acquisition-Related Charges (in thousands)

              1993 .................................    $   698
              1994 .................................    $ 1,328
              1995 .................................    $ 3,956
              1996 .................................    $11,558
              1997 .................................    $21,121


                              NUMBER OF EMPLOYEES
                                   (Year End)

              1993 .................................    193
              1994 .................................    179
              1995 .................................    210
              1996 .................................    287
              1997 .................................    399


                               SALES PER EMPLOYEE

              1993 .................................    $113,000
              1994 .................................    $132,000
              1995 .................................    $173,000
              1996 .................................    $224,000
              1997 .................................    $231,000

CORPORATE PROFILE

Zygo Corporation is a customer-focused technology leader well known for developing yield-enhancement solutions for precision manufacturing industries. Zygo solutions employ process measuring instruments, automation technology, and precision components to benefit a wide variety of industries, including: semiconductor capital equipment and components, data storage, automotive, optical, and R&D.

Some key applications for Zygo solutions include: semiconductor mask defect analysis, characterization of disks and heads used in hard disk drives, ultra-precise measurement of semiconductor stepper stage position, fabrication of optical components for laser fusion research, and automation for disk drive manufacturing processes.

Founded in 1970, Zygo is a publicly-owned company with shares traded on the NASDAQ exchange. The Company is headquartered in a 100,000-square-foot (growing to 135,000) facility in Middlefield, Connecticut, with manufacturing, regional sales, service, and technology centers in Connecticut, California, and Colorado, and distributors/agents worldwide providing local customer support.

-------------------------------------------------------------------------------
On the cover is a portion of a 3D measurement plot of the surface curvature of an in-process hard disk platter, as measured and analyzed by Zygo instruments and software. The shape of the disk's surface is one of the critical elements manufacturers must control in order to make higher-density drives.
-------------------------------------------------------------------------------

                                                                               1
TO OUR SHAREOWNERS

Your company concluded fiscal 1997 by posting record performance for the third consecutive year. These results also mark the fifth year in a row of improved year over year performance. Net sales of $87 million for fiscal 1997 were up some 52% as compared to fiscal 1996 net sales of $57 million. As was the case in fiscal 1996 and 1995, operating profits, pretax profits, and net earnings per share in fiscal 1997, excluding nonrecurring acquisition-related charges, not only increased over the previous year's level, but attained historical highs for your company. Net earnings in fiscal 1997 of $1.16 per share, excluding one-time acquisition-related charges, increased 61% over the $.72 per share recorded in fiscal 1996. Continued high productivity within our operations and increased revenues in all sectors of our business - systems, components, accessories, and services - drove this strong earnings performance. The demand for our products, systems, and services continued strong throughout fiscal 1997 and not only fueled the significant revenue increases, but also resulted in the establishment of a year-end record backlog of nearly $39 million, up some 77% versus the $22 million backlog at the end of fiscal 1996. As well as posting outstanding operations performance in fiscal 1997, your company also made progress in a number of other significant areas resulting in a strengthened ability to serve our customers and provide increased value to our loyal shareowners. Included in these activities are a 2-for-1 stock split in the third quarter of our fiscal year, the successful integration of our subsidiary companies, Technical Instrument Company and NexStar Automation, Inc., receipt of two prestigious awards for our newly commercialized ZMI 2000 product line, selection by Lawrence Livermore National Laboratory as a primary optics supplier for the National Ignition Facility, receipt of ISO 9001 certification at our Middlefield operations, and as we began fiscal 1998, the announcement of the addition of two new members to our corporate family, Sight Systems, Inc. and Digital Instruments Inc. Let's address each of these areas individually.

                                  ---------

                                   [PHOTO]
                              OF GARY K. WILLIS

                                  ---------

STOCK SPLIT: In February of 1997, during the third quarter of our fiscal year, your board of directors had the pleasure of authorizing a 2-for-1 stock split effected in the form of a stock dividend paid on February 27, 1997 to shareowners of record on February 3, 1997. This stock split was our second in as many years, following a 3-for-2 split effected on August 21, 1995, during the first quarter of fiscal 1996. The board's action to effect the split responded to the increasing demand for our company's securities and resulted in further increases to the practical float of the Company's shares and should further attract value-oriented institutional investors to your company.

INTEGRATION OF ACQUISITIONS: During August and September of 1996, we completed the acquisitions of Technical Instrument Company and NexStar Automation, Inc., respectively. These acquisitions broadened our measurement capability with the addition of confocal microscopy technology and added parts handling and discreet component automation capabilities to our systems offering. Both of these complementary strengths furthered our ability to provide yield improvement solutions to our high technology industry customers. The enhanced value of these solutions became readily apparent to our customers and resulted in accelerated growth rates of our Middlefield, Connecticut, NexStar, and Technical Instrument operations.

AWARD WINNING TECHNOLOGY: Once again, during fiscal 1997, your company was recognized for its innovative technology and the creative development of new products. We were honored to receive two most prestigious awards for the introduction of our ZMI 2000 motion measurement and precision positioning systems: the Photonics Circle of Excellence Award given by Photonics Spectra magazine to recognize "the 25 most innovative new products" and the R&D 100 Award selected by R&D magazine as "one of the 100 most significant new technical products of the year." This was the fourth

Circle of Excellence Award and the eighth R&D 100 Award received by your company. We, of course, are honored to receive such recognition.

NATIONAL IGNITION FACILITY CONTRACT: At the close of our fiscal year, we received the initial contracts for the creation of a world class optical components manufacturing facility from the Lawrence Livermore National Laboratory. This award selected Zygo as a primary optical components supplier for the National Ignition Facility to be built at Lawrence Livermore National Laboratory in California. The National Ignition Facility is being constructed for, and funded by, the United States Department of Energy for the peaceful pursuit of nuclear fusion technology. This contract will result in the creation of a world class optical manufacturing facility at Zygo Middlefield, Connecticut, headquarters and as the future funding of the program is approved by Congress, a continuing stream of revenue as the optics component production continues beyond the turn of the century. In winning this contract, Zygo has been once again recognized as the premier worldwide supplier of precision flat optical components.

ISO 9001 CERTIFICATION: Our Middlefield operation was honored to receive ISO 9001 certification in March of 1997. This culminated a multiyear effort of all of the employees in Middlefield in our total quality management program. A major factor for our improved financial performance and enhanced ability to satisfy customers resulted from our quality teams' efforts identifying areas of our business requiring improvement and installing countermeasures to make such improvements. ISO certification is a valued recognition of the creation of high quality processes, procedures, and practices.

--------
ISO 9001
 [LOGO]
--------

ADDITIONS TO THE CORPORATE FAMILY: As we began fiscal 1998, we had the pleasure of announcing two new additions to the corporate family: Sight Systems, Inc. and Digital Instruments, Inc. The acquisition of Sight Systems, Inc. was completed on August 19, 1997 and further strengthens our ability to provide yield improvement solutions to our customers by broadening our measurement capability through the addition of enhanced application-specific vision metrology systems. The letter of intent announcing our intent to acquire Digital Instruments, Inc. was signed on July 22, 1997 and this acquisition is expected to be completed through the approval of our shareowners before the end of calendar year 1997. Digital Instruments is the worldwide leader in the supplying of scanning probe microscopy and the addition of this technology strengthens our precision measurement capability. With these acquisitions, we have created the world's leading supplier of precision metrology and measurement equipment. Both of these acquisitions will enhance our ability to provide yield improvement solutions to the high technology market, and we look forward with enthusiasm to integrating them into our company during fiscal 1998.

OUTLOOK: As we enter fiscal 1998, we are confident in our ability to continue to better serve our customers and further our performance track record. Our strong financial position, our operating productivity improvements, our strengthened competitive product position through new product introductions, and our enhanced ability to provide yield improvement solutions through the addition of our acquired companies, all will allow us to take advantage of the opportunities that present themselves during fiscal 1998. Although no one can predict with certainty the strength of the demand for our goods and services generated by the markets we serve, we are optimistic about the future potential of your company based on our strengthened market position. You, of course, can count on the best efforts of all of us to continue to drive your company forward. Once again, we thank you for your continued interest in, and support of, your company.


Sincerely,


/s/ GARY K. WILLIS
-----------------------------------------
    Gary K. Willis
    President and Chief Executive Officer


September 11, 1997

                                                                               3
PRECISION IS AT THE HEART OF THE SOLUTION

Growing out of the need to remain viable in today's fiercely-competitive business climate, manufacturers all over the world have been fighting a continuous battle to retain their existing customers and win over new ones. The successful ones have realized that the way to do this is simple in concept - give their customers what they want with a cost/performance value better than their competition's. Putting this concept into practice means that manufacturers must continually improve the quality and reliability of their products while simultaneously reducing production costs.

In some situations, this means reducing the physical size of the product while increasing it's performance; in other situations, it means making existing products to much tighter specifications to improve performance and reliability. In both cases, it is precision that is at the heart of the solution - precision to produce miniaturized components that do many times the work of their bulky predecessors, and precision to produce components for everyday-use products that outperform, outlast, and represent a greater value than previous models.

--------------------------------------------------------------------------------
                                    [PHOTO]

Everyday-use products, like contact lenses, are manufactured in mass quantity with greater precision than ever before. Zygo precision helps manufacturers improve their processes to make better products at lower cost.
--------------------------------------------------------------------------------

Realizing that precision manufacturing holds the answer to maintaining a competitive edge, manufacturers are facing production challenges unlike any they had faced in the past. As new manufacturing techniques were developed to produce smaller components and improve the precision of existing ones, it quickly became clear that traditional batch sample testing and manual handling of components would no longer be sufficient. To meet the challenges of maintaining product quality, high throughput, and high production yields, new measurement technologies for evaluating the precision of in-process products, and new automation technologies for handling components without causing damage or contamination, would be essential.

--------------------------------------------------------------------------------
                                    [PHOTO]

Precision manufacturing, once reserved for hi-tech devices like computer hard disk drives and semiconductor chips, is growing rapidly in many other industries. Zygo precision helps a wide variety of manufacturers achieve their quality and production goals.
                                    [PHOTO]
--------------------------------------------------------------------------------

Zygo Corporation has been monitoring this growing trend in the manufacturing industry and has committed its considerable resources in precision measurement and automation technologies to develop solutions that help precision manufacturers attain their quality and production goals. The next few pages highlight some key industries that have made astounding progress in pushing the envelope of product quality and production yields, and have done so with the help of Zygo's solutions.

--------------------------------------------------------------------------------
                                    [PHOTO]

Highly-sophisticated electronic circuits, printed on miniature semiconductor chips, make possible extremely compact electronic devices like cellular telephones. Zygo precision helps the semiconductor industry pack more and more circuitry onto microchips.
--------------------------------------------------------------------------------

DATA STORAGE INDUSTRY

The data storage industry, makers of hard disk drive components and assemblies used in all computer systems sold in the world today, is an excellent example of how far the precision, performance, value, and manufacturing volume of electromechanical devices has advanced in a relatively short period of time.

--------------------------------------------------------------------------------
                     [GRAPHICAL REPRESENTATION OF BAR CHART]

                            MAGNETIC HEAD SIZE (%)
                            AREA DENSITY

                               Head Size          Areal Density
           Year                 (percent)   (Gigabits per square inch)
           ----                 ---------   --------------------------
           1982 ...........         100%                .03
           1987 ...........          70%                .06
           1992 ...........          50%                .10
           1997 ...........          30%                .85

The physical size of magnetic heads is steadily decreasing, enabling corresponding increases in the areal density of disk drives.
--------------------------------------------------------------------------------

The first disk storage system for computers had a capacity of just five megabytes, using a total of 50 rigid disks, each 24-inches in diameter. Because this device could access data at random, it was tremendously faster than the linear tape storage devices in use at the time, and opened up the possibility of using computers for a wide variety of tasks that were previously impractical. Hard disk technology steadily advanced; disk drives got physically smaller, while their storage capacity and reliability continued to rise, and their per-megabyte cost continued to decline. In the early 1980's, Zygo recognized the business potential of the data storage industry and began developing specialized software applications for our precision measuring instruments to satisfy the growing needs of the data storage industry.

--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's automated inspection station (above) automatically certifies and sorts in-process disks, and our Pegasus 2000 system (below) accurately measures the flying height of in-process heads. Both systems are used on the production line to remove substandard components from the process.
--------------------------------------------------------------------------------

The data storage industry's interest and confidence in Zygo's instruments and automation solutions has grown at an increasing rate over the years. Once used only in new-product development laboratories, Zygo solutions are now an integral part of the manufacturing process. Zygo instruments and systems are installed on production lines measuring hard disk platter flatness, and air-bearing surface geometry, pole tip recession, pole tip dimensions, and flying height of magnetic heads. Our automation systems provide precise, reliable, contamination-free handling of drive components for processing and assembly.

--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's AAB System automatically measures critical air bearing surface geometries on over 20,000 heads per day, generating SPC data to help manufacturers improve their processes.
--------------------------------------------------------------------------------

Looking ahead to the future, Zygo is committed to working closely with the data storage industry to develop innovative solutions to the new manufacturing challenges that will undoubtedly arise as the demand to pack more information into smaller spaces continues to accelerate.

--------------------------------------------------------------------------------
                                    [PHOTO]

Controlling the characteristics of a magnetic head's pole tips (top) is essential for manufacturing high-capacity disk drives. Zygo machine vision metrology systems measure critical x-y dimensions, and our interferometric systems measure the amount of recession. The 3D measurement plot (above) shows the slight curvature of a head's air-bearing surfaces, required to maintain proper flying height.
--------------------------------------------------------------------------------

SEMICONDUCTOR COMPONENT MANUFACTURING INDUSTRY

--------------------------------------------------------------------------------
                                    [PHOTO]

A photomask (below) is the "master" used to print one layer of a semiconductor chip. Some chips require as many as 20 photomasks; a small defect in any one of them could result in thousands of unusable chips.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    [GRAPHICAL REPRESENTATION OF BAR CHART]

                                [ ] LINE WIDTH (um) AND
                                [ ] CHIP DENSITY
                          Millions of Bit/Chip (DRAM)

                            Line Widths           Chip Density
           Year            (micrometers)    [Millions of bits/chip (DRAM)]
           ----            --------------   ------------------------------
           1982 ...........      4.0                   0.256
           1987 ...........      2.0                   2
           1992 ...........      1.0                  16
           1997 ...........      0.35                256

The "line widths" of semiconductor chips is steadily decreasing, enabling corresponding increases in density of semiconductor device printed on each chip.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    [PHOTO]

Multiple semiconductor chips are made at the same time on silicon wafers like this one. The wafers are then "diced" and the individual chips are put into "packages", which are then used in a wide variety of products.
--------------------------------------------------------------------------------

In today's world, it's difficult not to encounter something that doesn't have a semiconductor chip of some type inside. Everyone knows that computers and calculators rely on these devices, but so do many everyday items like automobiles, televisions, VCRs, telephones, dishwashers, vacuum cleaners, and lawnmowers. The intelligence programmed into these chips doesn't think for us, rather it handles a multitude of tasks to make these appliances more efficient or easier to use.

One of the reasons chips have become so commonplace is that manufacturing techniques have been developed to produce them in much greater quantities and at much lower cost. Zygo technology has been, and will continue to be, integral in enabling manufacturers to achieve their ambitious production goals.

The density of the circuitry on chips has been steadily increasing over the years, and the growth is accelerating. In the early days of semiconductor manufacturing, Gordon Moore, founder of Intel Corporation, stated that semiconductor chip device density would double every two years. He later revised it to say that the density would double every 18 months. This statement became known as "Moore's Law" and still holds true today.

To pack more circuitry on a chip, the lines that comprise the circuitry have to become thinner. This is known in the semiconductor industry as "line width" and serves as an indicator of the state of semiconductor manufacturing technology. Line widths have been steadily decreasing since the semiconductor chip was invented and, in many of today's chips, the lines are only about 0.35 um (millionths of a meter) wide.

With circuitry that small, it doesn't take much of a defect or contaminant to completely ruin the chip, or a whole batch of chips. Zygo manufactures specialized microscopes for measuring line widths and defects on wafers, and on the photomasks containing the circuit patterns printed onto the wafers, to enable manufacturers to better understand, and improve, their manufacturing processes. Other Zygo measurement and automation systems are used to measure and analyze several critical surfaces on wafers, and provide contamination-free handling and transport during production.

--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's confocal microscope systems are used to analyze photomask defects, and manufacturers use the measurement data to improve the process that creates the photomasks. Special measurement analysis software can simulate the characteristics of the finished chip's circuitry (above right) before the photomask is put into actual production.
--------------------------------------------------------------------------------

SEMICONDUCTOR CAPITAL EQUIPMENT MANUFACTURING

--------------------------------------------------------------------------------
                     [GRAPHICAL REPRESENTATION OF BAR CHART]

     STAGE POSITIONING TOLERANCE                       (In Nanometers)
               1982 ...................................    100
               1987 ...................................     67
               1992 ...................................     37
               1997 ...................................     10

With the demand for increasing chip density and decreasing line widths, the positioning accuracy tolerances for photolithography steppers are steadily becoming more stringent as well.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's GPI interferometer system (below) is the accepted standard in the optics industry for extremely high precision measurements of optical surfaces and lens systems. These systems are used to verify the precision of the lenses (measurement above) that print the photomask patterns onto the semiconductor wafer.
                                    [PHOTO]
--------------------------------------------------------------------------------

Few things in the history of mankind have had as significant an impact on people's lives as the development and continuing miniaturization of the semiconductor chip. Central to the manufacture of chips are machines called photolithography steppers which photographically print the minute circuitry for many chips onto a semiconductor wafer. Since the circuitry is applied in layers, the same area on the wafer must be positioned under the stepper's lenses in exactly the same position each time a new layer is printed.

In the past, when the chips were not as densely packed with circuitry, the positioning accuracy required was about 50 nanometers (billionths of a meter). The circuitry on today's densely-packed chips is much smaller and requires a positioning accuracy of approximately five nanometers. This is a formidable task for stepper manufacturers.

To meet the challenges of this task, Zygo developed a measurement system that reliably measures with the accuracy required for today's, and tomorrow's, steppers. The award-winning ZMI 2000 distance measuring interferometer system accurately measures the relative position of the stage assembly that moves and positions the in-process wafer. The ZMI system continuously sends position information to the motor controllers that move the stage so the wafer can be positioned precisely where it needs to be. The ZMI system does this with unsurpassed reliability and accuracy, on production lines that run 24 hours a day.

Another of Zygo's technologies is also an integral part of the accuracy of today's steppers. The lenses that focus the circuitry patterns onto the wafer must have near-perfect optical characteristics. The manufacturers of these lenses rely on the accuracy of Zygo's GPI family of interferometer products to measure and analyze the surface shape and light transmissive qualities of these lenses, and provide documentation of the measurements.

--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's award-winning ZMI 2000 (below) distance measuring interferometer system is used in many photolithography steppers. Its unrivaled accuracy ensures that each chip on the wafer is in exactly the right position when a new layer is printed. Individual chips (left) are a labyrinth of minute circuitry, imperceptible to the unaided eye.

                                  [PHOTO]     Photonics Circle
                                             of Excellence Award   R&D 100 Award

                                                   [logo]              [logo]
--------------------------------------------------------------------------------

AUTOMOTIVE PRECISION MANUFACTURING INDUSTRIES

--------------------------------------------------------------------------------
                     [GRAPHICAL REPRESENTATION OF BAR CHART]

                             MANUFACTURING TOLERANCE
               1982 ...................................     20
               1987 ...................................     10
               1992 ...................................      6
               1997 ...................................      3.5

Mass-produced parts, such as those in automobile engines, are becoming more and more precise as demonstrated by steady tightening of manufacturing tolerances.
--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's new MESA system greatly expands the range of surfaces that can be measured with Zygo products. Precision components with a large amount of surface figure, previously unmeasurable with Zygo instruments, can now be measured with the MESA, opening up a great many opportunities for in-process measurements.
--------------------------------------------------------------------------------
                                    [PHOTO]
--------------------------------------------------------------------------------

One of the most imitated automobile commercials in recent memory shows a luxury sedan with a pyramid of champagne glasses sitting on the hood, unwavering, while the car is run at simulated high speed - or the one where a steel ball rolls around the seams of the car's perfectly uniform door, hood, and trunk seams. These commercials are often imitated by other automobile manufacturers who want to communicate the idea that precision design and manufacturing, once reserved for luxury-class cars, is now being applied to models aimed at the general population.

Several years ago, quality and precision in automobile manufacturing was not at the level it is today. Strong competition forced manufacturers to look for ways to improve their products' quality, which meant improving not only the design, but the precision and consistency of the manufacturing process. The aforementioned commercials and their imitators are indicators of where the automotive industry, and manufacturing as a whole, is headed - using higher levels of precision to improve performance and reliability of all kinds of commonplace products.

Historically, Zygo instruments have been valuable tools in QC labs, used for measuring and analyzing critical surfaces on production samples. The measurement data was used by manufacturing engineers to reduce variability and ensure higher precision. In recent years, a growing number of manufacturers have been making Zygo instruments an integral part of their production line, measuring and analyzing surfaces on 100% of components produced by a variety of processes, including: machining, grinding, molding, extruding, and polishing. Zygo instruments assess the quality level of the parts to determine which are acceptable for further processing and which must be rejected for scrap or rework. They also perform statistical process control analysis on the measurement data, which manufacturers use to refine the manufacturing process so that fewer parts are rejected.

As this trend toward increasing precision in commonplace products continues, manufacturers will rely even more heavily on Zygo instruments and technologies to monitor and improve their production processes.
--------------------------------------------------------------------------------
                                    [PHOTO]

When comparing surface quality of mass-produced machined parts, there is a dramatic difference between today's parts (above) and parts produced a few years ago (below).
                                    [PHOTO]
--------------------------------------------------------------------------------
                                    [PHOTO]

Zygo's NewView 200 microscope system measures and analyzes surface structure on a wide variety of manufactured parts, including honed, ground, cast, turned, milled, and etched parts.
                                    [PHOTO]
--------------------------------------------------------------------------------

OUTLOOK FOR THE FUTURE


So what lies ahead?

To understand the challenges that will face precision component manufacturers in the future, we need only to look back a few years to see how much the industry has progressed in such a short time. Extrapolating this development trend shows that future demand for precision in manufactured goods will increase as more and more commonplace products are made with higher levels of precision.

Zygo will continue to be an integral part of the progress of precision manufacturing. We will be developing and acquiring new and innovative measurement and automation solutions to help manufacturers produce smaller, faster, more reliable components at a level of precision that wasn't conceivable a few years ago.

Traditionally used for applications in the upper reaches of precision manufacturing, Zygo's product line is being expanded to provide yield improvement solutions for components with less stringent production tolerances as well. This approach will greatly expand the number of manufacturing processes for which we can provide solutions, and open up many new opportunities for the future.

We are also dedicated to progressing along the growth and development course that we have charted for ourselves. By committing resources, both human and financial, to the task of providing yield-enhancement solutions for precision manufacturing industries, we will be ensuring our own success by ensuring the success of our customers.



FIVE-YEAR SUMMARY
(Thousands, except per share amounts)                                              Zygo Corporation and Subsidiaries  9


                                                                                Fiscal Year Ended June 30,
                                                             ---------------------------------------------------------
                                                               1997       1996(1)      1995        1994         1993
                                                             --------    --------    --------    --------     --------
Net sales ................................................   $ 87,220    $ 57,374    $ 32,233    $ 24,141     $ 22,702
  Instruments and Systems sales ..........................         75%         65%         62%         54%          56%
  Modules and Components sales ...........................         25%         35%         38%         46%          44%
Gross profit .............................................   $ 41,825    $ 25,866    $ 14,231    $ 10,616     $  9,049
  % of sales .............................................         48%         45%         44%         44%          40%
Earnings before taxes and acquisition-related
  charges (2).............................................   $ 21,121    $ 11,558    $  3,956    $  1,328     $    698
    % of sales ...........................................         24%         20%         12%          6%           3%
Earnings before acquisition-related charges (2) ..........   $ 13,960    $  7,799    $  2,749    $    918     $    481
    % of sales ...........................................         16%         14%          9%          4%           2%
Net earnings per common and common equivalent
  share before acquisition-related charges (2)(3) ........   $   1.16    $   0.72    $   0.32    $   0.12     $   0.06
    Earnings per share growth rate .......................         62%        121%        181%         87%         (23)%
Net earnings .............................................   $  2,877    $  7,799    $  2,749    $    918     $    481
Net earnings per common and common
  equivalent share (3) ...................................   $   0.24    $   0.72    $   0.32    $   0.12     $   0.06
Weighted average common share and common
  dilutive equivalents outstanding (3) ...................     11,998      10,878       8,484       7,974        7,804
Research and development .................................   $  7,151    $  5,538    $  3,967    $  2,786     $  3,077
Capital expenditures .....................................   $  4,723    $  2,864    $  1,631    $  1,912     $    910
Depreciation and amortization ............................   $  2,612    $  1,477    $  1,248    $  1,348     $  1,270


                                                                                     June 30,
                                                             ---------------------------------------------------------
                                                               1997       1996(1)       1995       1994         1993
                                                             --------    --------     --------    --------     -------
Working capital ..........................................   $ 47,633    $ 47,148    $ 17,072    $ 14,889     $ 14,648
Current ratio ............................................        4.6         5.2         3.6         4.8          4.1
Total assets .............................................   $ 78,799    $ 65,895    $ 29,666    $ 24,499     $ 24,555
Long-term debt (excluding current portion) ...............       --          --          --           481          613
Stockholders' equity .....................................   $ 62,408    $ 54,087    $ 22,333    $ 19,274     $ 18,416
Price-earnings ratio (2) .................................       26.5        30.4        35.2        18.1         38.2
Number of employees at year end ..........................        399         287         210         176          193
Sales per employee - average .............................   $    231    $    224    $    173    $    132     $    113
Book value per common share ..............................   $   5.91    $   5.34    $   2.84    $   2.48     $   2.37
Market price at year-end .................................   $ 30.750    $ 21.875    $ 11.250    $  2.167     $  2.292

----------
(1) Restated to reflect the acquisition of NexStar Automation, Inc. as a pooling-of-interests. Periods prior to fiscal 1996 have not been restated due to immateriality.

(2) Excludes nonrecurring acquisition-related charges of $11,083,000 incurred in the first quarter of fiscal 1997.

(3) Restated to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend declared on January 23, 1997, and paid on February 27, 1997 to stockholders of record on February 3, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
                          NET SALES BY GEOGRAPHIC AREA
                                 (Fiscal 1997)

                 [GRAPHICAL REPRESENTATION OF PIE CHART BELOW]

            [ ] Domestic (54%) ....................  $47,695
            [ ] Japan (25%) .......................  $21,730
            [ ] Pacific Rim (15%) .................  $12,650
            [ ] Europe and Other (6%) .............  $ 5,145
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           GROSS PROFIT AND GROSS PROFIT AS A PERCENT OF NET SALES
                                (in thousands)

                [GRAPHICAL REPRESENTATION OF BAR CHART BELOW]

                                                            Percent
                                               Gross          of
                                               Profit        Sales
                                               ------       -------
             1993 .........................   $ 9,049         40%
             1994 .........................   $10,616         44%
             1995 .........................   $14,231         44%
             1996 .........................   $25,866         45%
             1997 .........................   $41,825         48%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              EARNINGS PER SHARE
                    Excluding Acquisition-Related Charges

                [GRAPHICAL REPRESENTATION OF BAR CHART BELOW]

                  1993 .........................   $0.06
                  1994 .........................   $0.12
                  1995 .........................   $0.32
                  1996 .........................   $0.72
                  1997 .........................   $1.16

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

FISCAL 1997 COMPARED TO FISCAL 1996

Net sales of $87,220,000 for fiscal 1997 increased by $29,846,000 or 52.0% from fiscal 1996 net sales of $57,374,000. This increase was the result of strong demand for all of the Company's instruments, systems, and components, as well as, the addition of Technical Instrument Company ("TIC") from August 8, 1996. Including TIC on a pro forma basis in fiscal 1996, the increase in net sales in fiscal 1997, which already included TIC, amounted to $18,761,000 or 27.4%. Net sales of the Company's instruments and systems, including the impact of TIC, increased by 75.4% to $65,121,000 and net sales of modules and components, also including the impact of TIC, increased by 9.1% to $22,099,000, in fiscal 1997, each from fiscal 1996. These increases in net sales in fiscal 1997 were principally due to increased market demand from data storage and semiconductor industry customers.

The Company's sales outside the United States amounted to $39,525,000 in fiscal 1997, an increase of $12,330,000 or 45.3% from fiscal 1996. Sales in Japan during fiscal 1997 amounted to $21,730,000, an increase of $1,967,000 over fiscal 1996 despite a reduction of sales for the Company's motion control components to Canon Inc. for incorporation into Canon's photolithography "steppers" used in production of semiconductors. Sales to other geographic markets outside the U.S. amounted to $17,795,000 in fiscal 1997, an increase of $10,363,000 or 139.4% from fiscal 1996. This increase was principally the result of increased demand for the Company's instruments and systems by the data storage and semiconductor manufacturing industries in the Pacific Rim, the addition of TIC which has a strong market presence in the Pacific Rim, primarily among the various producers of semiconductor masks, and increased sales of the Company's products in Europe due to improved market conditions.


Substantially all of the Company's sales and costs are negotiated and paid in U.S. dollars. Significant changes in the values of foreign currencies relative to the value of the U.S. dollar can impact the sales of the Company's products in its export markets as would changes in the general economic conditions in those markets. The impact of such changes in foreign currency values on the Company's sales cannot be measured.

Gross profit in fiscal 1997 amounted to $41,825,000, an increase of $15,959,000 or 61.7% over gross profit of $25,866,000 in fiscal 1996. As a percentage of net sales, gross profit in fiscal 1997 was 48.0%, as compared to 45.1% in fiscal 1996. Gross profit dollars and gross profit as a percent of net sales increased principally due to the effect of product mix as the Company's systems generally sell at higher margins than its OEM metrology components and its optical components as well as the effect of the volume of net sales and certain volume-related manufacturing efficiencies.

Selling, general and administrative expenses in fiscal 1997 amounted to $13,830,000 and increased by $4,330,000 or 45.6% from fiscal 1996. The increase was primarily due to the impact of including TIC from August 8, 1996, infrastructure additions, and volume-related expenses, such as commissions paid to the Company's direct sales personnel and external sales agents. As a percentage of net sales, selling, general and administrative expenses declined in fiscal 1997 to 15.9%, as compared to 16.6% in fiscal 1996.

Research, development and engineering expenses ("R&D") in fiscal 1997 totaled $7,151,000 and increased by $1,613,000 or 29.1% from fiscal 1996. The increase in R&D expenses was principally due to the impact of including TIC from August 8, 1996 and increased engineering headcount at the Company's Middlefield, Connecticut, facilities, partially offset

                                           Zygo Corporation and Subsidiaries  11

by lower material expenditures. R&D expenses as a percentage of net sales decreased to 8.2% in fiscal 1997 as compared to 9.7% in fiscal 1996.

The Company recorded nonrecurring acquisition-related charges in the amount of $11,083,000 in the three months ended September 30, 1996. The nonrecurring charges related to $999,000 of expenses incurred to complete the Company's acquisition of NexStar Automation Inc. ("NexStar") and the write-off of $10,084,000 of in-process research and development costs in conjunction with the Company's acquisition of TIC.

Excluding the nonrecurring acquisition-related charges, the Company's operating profit in fiscal 1997 was $20,286,000, an increase of $9,458,000 or 87.3% from operating profit in fiscal 1996. Operating profit in fiscal 1997, including the nonrecurring acquisition-related charges, amounted to $9,203,000 as compared to $10,828,000 in fiscal 1996.

Income tax expense in fiscal 1997 totaled $7,161,000 on earnings before income taxes of $10,038,000 as compared to $3,759,000 of income taxes in fiscal 1996 on earnings before income taxes of $11,558,000. The higher tax expense as a percentage of earnings before taxes in fiscal 1997 compared to fiscal 1996 was principally a result of the non-tax deductible nature of the $10,084,000 of in-process research and development charge to earnings in the quarter ended September 30, 1996.

Backlog at June 30, 1997, was $38,688,000 compared to $22,397,000 at June 30,
1996, an increase of $16,291,000 or 72.7%. The backlog of the Company's instruments and systems at June 30, 1997, increased by $8,363,000 or 61.3% from that at June 30, 1996, principally as a result of stronger demand from customers in the data storage, semiconductor and other high technology industries for yield enhancement systems. The backlog of the Company's modules and components increased by $7,928,000 or 90.5% from the year earlier primarily as a result of the Company's entering into a contract with the University of California's Lawrence Livermore National Laboratory ("LLNL"), whereby the Company will be a primary supplier of large plano optical components for the National Ignition Facility ("NIF"), a $1.2 billion Department of Energy project at LLNL to produce the world's largest laser for nuclear fusion research. The contract provides for the Company to design, manufacture, and equip a world-class optical fabrication facility at its Middlefield, Connecticut, operations for a fixed price of nearly $10.0 million over an 18-month period, of which slightly in excess of $5.5 million is presently funded, the majority of which was in backlog at June 30, 1997.

Net earnings and earnings per share for fiscal 1997 amounted to $2,877,000 and $.24 as compared to $7,799,000 and $.72, respectively, for fiscal 1996, both years restated for the 2-for-1 stock split. Excluding nonrecurring acquisition-related charges, net income for fiscal 1997 totaled $13,960,000, an increase of $6,161,000 or 79.0% from fiscal 1996. Earnings per share adjusted for the 2-for-1 stock split, excluding the nonrecurring charges, were $1.16, up 61.1% from $.72 in fiscal 1996, despite a 10.3% increase in shares outstanding.

FISCAL 1996 COMPARED TO FISCAL 1995

Net sales of $57,374,000 for fiscal 1996 increased by $25,141,000 or 78.0% from fiscal 1995 net sales of $32,233,000. The increase in net sales in fiscal 1996 was principally due to increased demand for the Company's instruments and systems from manufacturers of data storage, semiconductor, and other high technology products. The increase in net sales was also partially attributable to the inclusion of NexStar Automation, Inc. ("NexStar"). (See note 2). Net sales of the Company's electro-optical instruments and systems in fiscal 1996, which accounted for 64.7% of total fiscal 1996 net sales, increased by 86.9% from fiscal 1995. Net sales of the Company's various components increased by 63.7% in fiscal 1996 from the prior year.

The Company's sales outside the United States amounted to $27,195,000 in fiscal 1996, an increase of $12,214,000 or 81.5% from fiscal 1995. Sales in Japan during fiscal 1996 amounted to $19,763,000, an increase of $10,133,000 over fiscal 1995. The significant increase was due to the improving Japanese economy and the improved demand for the Company's instruments and systems, including its motion control systems which are sold to Canon for incorporation into their step-and-repeat photolithography systems used in semiconductor manufacturing, as well as the Company's other systems which are sold to Canon for resale in the domestic Japanese market or used by Canon in their facilities. Sales to other geographic markets outside the U.S. amounted to $7,432,000 in fiscal 1996, an increase of $2,081,000 from fiscal 1995. The 38.9% increase was principally the result of a continuation of strong sales of the Company's electro-optical instruments, systems and accessories to the data storage and semiconductor manufacturing industry in the Pacific Rim and increased sales in Europe.

Gross profit in fiscal 1996 amounted to $25,866,000, an increase of $11,635,000 or 81.8% over gross profit of $14,231,000 in fiscal 1995. As a percentage of net sales, gross profit in fiscal 1996 was 45.1%, as compared to 44.2% in fiscal 1995. Gross profit dollars and gross profit as a percent of net sales increased principally due to the increased volume of sales from electro-optical instruments and systems, optical components, and services, combined with volume-related manufacturing efficiencies.

Selling, general and administrative expenses in fiscal 1996 of $9,500,000 increased by $2,963,000 from fiscal 1995. The increase was principally a result of volume-related expenses, such as commissions, allowance for doubtful accounts, and product marketing expenses and necessary infrastructure changes made to support the growth of the business such as additions to sales and marketing personnel. Approximately 40.3% of the $2,963,000 increase was attributable to selling, general and administrative expenses relating to the addition of NexStar. As a percentage of net sales, selling, general and administrative expenses declined in fiscal 1996 to 16.6%, as compared to 20.3% in fiscal 1995, principally due to the 78.0% growth in net sales.

Research and development costs in fiscal 1996 totaled $5,538,000 and increased by $1,571,000 or 39.6% from fiscal 1995. The increase in R&D expenses primarily resulted from spending on personnel and materials at both the Company's principal R&D center in Middlefield, Connecticut, and its R&D facility in Simi Valley, California, which was formed during the second half of fiscal 1995. As a percentage of net sales, research and development costs were 9.7% and 12.3% in fiscal 1996 and fiscal 1995, respectively.

In fiscal 1996, the Company had operating profit of $10,828,000 as compared to $3,727,000 in fiscal 1995. Operating profit as a percentage of net sales in fiscal 1996 improved to 18.9% from 11.6% in fiscal 1995.

Interest income in fiscal 1996 amounted to $946,000 and was $574,000 higher than in fiscal 1995. This increase was primarily due to higher cash balances, principally as a result of the sale by the Company of 845,000 shares of its common stock in a follow-on offering which generated approximately $22.7 million in net proceeds to the Company.

Backlog at June 30, 1996, was $22,397,000 compared to $12,993,000 at June 30,
1995. The $9,404,000 or 72.4% increase in backlog was primarily a result of stronger demand for all of the Company's electro-optical instruments and systems and the inclusion of NexStar. The backlog of the Company's instruments and systems at June 30, 1996, increased by $6,688,000 or 96.3% from that at June 30, 1995. The backlog of the Company's modules and components increased by $2,716,000 or 44.9% from the year earlier as a result of improved demand for the Company's motion controllers, used in the semiconductor industry, and its precision optical components.

The Company reported net earnings and earnings per common and common equivalent share of $7,799,000 and $.72, respectively, in fiscal 1996 as compared to $2,749,000 and $.32 per share in fiscal 1995. This reflected an increase in net earnings and earnings per share of $5,050,000 (183.7%) and $.40 (125.0%), respectively, over fiscal 1995. Per share figures have been adjusted to reflect the impact of the 2-for-1 stock split effective February 27, 1997 and have been restated to reflect the operations of NexStar for the full fiscal year 1996.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1997 working capital was $47,633,000, an increase of $485,000 from the amount at June 30, 1996, and the Company had cash and cash equivalents of $10,981,000 and marketable securities amounting to $12,766,000 for a total of $23,747,000. The $14,737,000 decrease in cash and cash equivalents and marketable securities from the amount at June 30, 1996 was partially due to the cash paid for the acquisition of TIC (See note 2) and the repayment of certain outstanding indebtedness of TIC (See note 10). Trade accounts receivable increased by $10,765,000, principally as a result of the growth in the Company's net sales and the timing of shipments in the fourth quarter of fiscal 1997. As a result of the addition of TIC and necessary inventory to support the growth in sales of the Company's electro-optical instruments and systems, inventory increased by $4,494,000 at June 30, 1997 compared to the year earlier. Accounts payable and accrued expenses increased by $3,033,000 in fiscal 1997 to $12,905,000 due to normal business activities. The Company's expenditures for property, plant and equipment totaled $4,723,000 in fiscal 1997 which was $1,859,000 more than the prior fiscal year. Capital expenditures were primarily for capacity additions and productivity improvements in the Company's optical manufacturing facility, construction of a laser manufacturing work cell at the Middlefield, Connecticut location, and necessary productivity-related leasehold improvements made at TIC. The Company expects to complete certain building additions amounting to $4.2 million in fiscal 1998. These expenditures will be funded by operating cash flows. These building additions include the expansion of the Middlefield, Connecticut, site facilities by 35,500 square feet to accommodate the space required for the NIF facility and to provide additional office facilities. As of June 30, 1997, there were no borrowings outstanding under the Company's $3,000,000 bank line of credit. Unused amounts under the line of credit are available for short-term working capital needs. Stockholders' equity at June 30, 1997, increased by $8,321,000 from the year earlier to $62,408,000 as a result of net income of $2,877,000, and increases in the Company's common stock and paid-in capital accounts resulting from the Company's acquisition of TIC and the exercise of employee stock options.

Effective June 30, 1997, TIC, a wholly owned subsidiary of the Company, and Syncotec Neue Technologien und Instrumente GmbH ("Syncotec"),

                                           Zygo Corporation and Subsidiaries  13

a German-based company, completed all necessary legal requirements allowing for the appropriate transfer and registration of 50 percent of Syncotec shares to TIC. Effective September 1, 1997, the Company, through TIC, purchased the remaining 50 percent of Syncotec for approximately $2.0 million in a combination of cash and the Company's common stock. Syncotec designs, develops, manufactures, and markets certain products which incorporate TIC's confocal technology for European customers. Syncotec's sales in the year ended December 31, 1996 amounted to $2.9 million (DM4.9 million).

The Company announced on July 28, 1997 the signing of a letter of intent providing for the Company's acquisition of Digital Instruments, Inc. ("Digital"), a privately held California based entity that designs, develops, and manufactures high precision measurement products and systems which use scanning probe microscopy imaging and metrology technology. These systems are used in product research and development applications as well as to improve the production efficiency and manufacturing yields within the data storage, semiconductor, and other high technology industries. It is expected that the Company will acquire all the outstanding stock of Digital and an affiliated corporation in exchange for 7,000,000 shares of the Company's common stock. Closing the transaction is subject to various conditions and is expected to be accounted for as a pooling-of-interests. The transaction is subject, among other things, to approval by the stockholders of the Company, and is expected to be completed prior to the end of the calendar year 1997. Digital's revenues for the year ended December 31, 1996 were approximately $50 million.

Effective August 19, 1997, the Company acquired Sight Systems, Inc. ("SSI"), a privately held California based business which designs, develops, and manufactures application-specific machine vision metrology systems, for 287,400 shares of the Company's common stock. The transaction will be accounted for as a pooling-of-interests. SSI's revenues for the year ended December 31, 1996 were approximately $3.5 million.

FORWARD LOOKING STATEMENTS

This report contains forward looking statements which are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These uncertainties include, but are not limited to, general economic conditions, competitive conditions in markets served by the Company, most notably high technology markets such as data storage and semiconductor, and political developments in countries where the Company conducts business.

--------------------------------------------------------------------------------
                                WORKING CAPITAL
                                 (in thousands)

                 [GRAPHICAL REPRESENTATION OF BAR CHART BELOW]

                   1993 .........................   $14,648
                   1994 .........................   $14,889
                   1995 .........................   $17,072
                   1996 .........................   $47,148
                   1997 .........................   $47,633

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             CAPITAL EXPENDITURES AND DEPRECIATION AND AMORTIZATION
                                 (in thousands)

                 [GRAPHICAL REPRESENTATION OF BAR CHART BELOW]


                                         Depreciation       Capital
                                       and Amortization   Expenditure
                                       ----------------   -----------
        1993 .........................      $1,270          $  910
        1994 .........................      $1,348          $1,912
        1995 .........................      $1,248          $1,631
        1996 .........................      $1,477          $2,864
        1997 .........................      $2,612          $4,723

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              STOCKHOLDERS' EQUITY
                                 (in thousands)

                 [GRAPHICAL REPRESENTATION OF BAR CHART BELOW]

                   1993 .........................   $18,416
                   1994 .........................   $19,274
                   1995 .........................   $22,333
                   1996 .........................   $54,087
                   1997 .........................   $62,408

--------------------------------------------------------------------------------

14  CONSOLIDATED BALANCE SHEETS                Zygo Corporation and Subsidiaries
(Thousands, except share and per share amounts)

                                                                        June 30,   June 30,
                                                                          1997      1996
                                                                        -------    -------
Assets
Current assets:
        Cash and cash equivalents ..................................    $10,981    $18,449
        Marketable securities (note 3) .............................     12,766     20,035
        Receivables (note 4) .......................................     20,730     10,627
        Inventories (note 5) .......................................     11,656      7,162
        Costs in excess of billings (note 6) .......................      2,082        252
        Prepaid expenses and taxes .................................        590        233
        Deferred income taxes (note 17) ............................      2,205      1,506
                                                                        -------    -------
                Total current assets ...............................     61,010     58,264
                                                                        -------    -------
Property, plant and equipment, net (notes 7, 11, and 19) ...........      9,174      6,512
Goodwill and other intangibles, net (note 8) .......................      7,818        600
Other assets .......................................................        797        519
                                                                        -------    -------
Total assets .......................................................    $78,799    $65,895
                                                                        =======    =======
Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable ...........................................    $ 4,659    $ 4,302
        Customer progress payments .................................        251        176
        Accrued salaries and wages .................................      3,581      3,083
        Other accrued expenses .....................................      4,414      2,311
        Income taxes payable .......................................        472      1,244
                                                                        -------    -------
                Total current liabilities ..........................     13,377     11,116
                                                                        -------    -------
Deferred income taxes (note 17) ....................................      3,014        692
Stockholders' equity (notes 13, 14, 15 and 16):
        Common stock, $.10 par value per share:
          15,000,000 shares authorized; 10,765,940
          shares issued (10,337,972 in 1996) .......................      1,077        517
        Additional paid-in capital .................................     40,210     34,846
        Retained earnings ..........................................     21,405     19,060
        Net unrealized gain (loss) on marketable securities (note 3)         17        (35)
                                                                        -------    -------
                                                                         62,709     54,388
        Less treasury stock, at cost; 207,600 common shares ........        301        301
                                                                        -------    -------
                Total stockholders' equity .........................     62,408     54,087
                                                                        -------    -------
Total liabilities and stockholders' equity .........................    $78,799    $65,895
                                                                        =======    =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS        Zygo Corporation and Subsidiaries  15
(Thousands, except per share amounts)

                                                          Fiscal Year Ended June 30,
                                                      -------------------------------
                                                        1997        1996        1995
                                                      -------     -------     -------
Net sales (notes 18 and 19) ......................    $87,220     $57,374     $32,233
Cost of goods sold ...............................     45,395      31,508      18,002
                                                      -------     -------     -------
                Gross profit .....................     41,825      25,866      14,231

Selling, general and administrative expenses .....     13,830       9,500       6,537
Research and development .........................      7,151       5,538       3,967
Nonrecurring acquisition-related charges .........     11,083        --          --
Amortization of goodwill and other intangibles ...        558        --          --
                                                      -------     -------     -------
                Operating profit .................      9,203      10,828       3,727
                                                      -------     -------     -------

Other income (expense):
        Interest income ..........................        883         946         372
        Interest expense (note 10) ...............       --          --           (40)
        Miscellaneous expense, net ...............        (48)       (216)       (103)
                                                      -------     -------     -------
                Total other income ...............        835         730         229
                                                      -------     -------     -------
                Earnings before income taxes .....     10,038      11,558       3,956

Income tax expense (note 17) .....................      7,161       3,759       1,207
                                                      -------     -------     -------
Net earnings .....................................    $ 2,877     $ 7,799     $ 2,749
                                                      =======     =======     =======

Earnings per common and common
        equivalent share (note 14) ...............    $  0.24     $  0.72     $  0.32
                                                      =======     =======     =======

Weighted average common share and common
        dilutive equivalents outstanding (note 14)     11,998      10,878       8,484
                                                      =======     =======     =======

See accompanying notes to consolidated financial statements.


16  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                            Zygo Corporation and Subsidiaries
    (Thousands of dollars)


                                                                                         Unrealized
                                                               Additional              Gain (Loss) on                  Total
                                                        Common   Paid-In    Retained      Marketable    Treasury   Stockholders'
                                                         Stock   Capital    Earnings      Securities     Stock         Equity
                                                        -------------------------------------------------------------------------
Balance at June 30, 1994 ............................   $  266   $10,484     $ 8,893        $ (68)       $(301)       $19,274
        Net earnings ................................     --        --         2,749         --           --            2,749
        Net unrealized gain on marketable
           securities, net of related tax effect.....     --        --          --             65         --               65
        Exercise of employee stock options.
           and related tax effect ...................        3       242        --           --           --              245
        Stock split (note 14) .......................      134      --          (134)        --           --             --
                                                        ------   -------     -------        -----        -----        -------
Balance at June 30, 1995 ............................      403    10,726      11,508           (3)        (301)        22,333
        Net earnings ................................     --        --         7,799         --           --            7,799
        Shares issued for NexStar (note 2) ..........       25     1,017        (247)        --           --              795
        Net unrealized loss on marketable
           securities, net of related tax effect.....     --        --          --            (32)        --              (32)
        Issuance of common stock (note 14) ..........       85    22,607        --           --           --           22,692
        Exercise of employee stock options
           and related tax effect ...................        4       496        --           --           --              500
                                                        ------   -------     -------        -----        -----        -------
Balance at June 30, 1996 ............................      517    34,846      19,060          (35)        (301)        54,087
        Net earnings ................................     --        --         2,877         --           --            2,877
        Shares issued for TIC (note 2) ..............       10     2,990        --           --           --            3,000
        Net unrealized gain on marketable
           securities, net of related tax effect.....     --        --          --             52         --               52
        Exercise of employee stock options
           and related tax effect ...................       18     2,374        --           --           --            2,392
        Stock split (note 14) .......................      532      --          (532)        --           --             --
                                                        ------   -------     -------        -----        -----        -------
Balance at June 30, 1997 ............................   $1,077   $40,210     $21,405        $  17        $(301)       $62,408
                                                        ======   =======     =======        =====        =====        =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS      Zygo Corporation and Subsidiaries  17
(Thousands of dollars)

                                                                           Fiscal Year Ended June 30,
                                                                         -----------------------------
                                                                           1997       1996       1995
                                                                         --------   --------   -------
Cash provided by (used for) operating activities:
        Net earnings ..................................................  $  2,877   $  7,799   $ 2,749
        Adjustments to reconcile net earnings to cash provided by
                operating activities:
                Depreciation and amortization .........................     2,612      1,477     1,248
                Deferred income taxes .................................      (255)       (67)     (248)
                Loss on disposal of assets ............................       298        266       251
                Nonrecurring acquisition-related IPR&D charges (note 2)    10,084       --        --
                Gain on sale of marketable securities .................       (49)       (16)     --
                Changes in operating accounts:
                        Receivables ...................................    (7,682)    (3,579)   (2,220)
                        Costs in excess of billings ...................    (1,830)      (252)     --
                        Inventories ...................................      (764)    (1,519)   (2,387)
                        Prepaid expenses and taxes ....................        20        350      (313)
                        Accounts payable and accrued expenses .........    (1,244)     4,136     2,751
                                                                         --------   --------   -------
                Net cash provided by operating activities .............     4,067      8,595     1,831
                                                                         --------   --------   -------
Cash provided by (used for) investing activities:
        Additions to property, plant and equipment ....................    (4,723)    (2,864)   (1,631)
        Investment in marketable securities ...........................    (3,772)   (16,986)   (1,229)
        Investments in other assets ...................................      (154)      (229)      (39)
        Acquisition of business .......................................   (11,699)      --        (100)
        Proceeds from the sale of marketable securities ...............     6,098        999      --
        Proceeds from maturity of marketable securities ...............     4,860      3,660     1,465
        Proceeds from sale of assets ..................................        18          4        12
                                                                         --------   --------   -------
                Net cash used for investing activities ................    (9,372)   (15,416)   (1,522)
                                                                         --------   --------   -------
Cash provided by (used for) financing activities:
        Repayments of long-term debt ..................................    (2,662)      --        (656)
        Net proceeds from issuance of common stock ....................      --       22,692      --
        Exercise of employee stock options ............................       499        150       245
                                                                         --------   --------   -------
                Net cash provided by (used for) financing activities ..    (2,163)    22,842      (411)
                                                                         --------   --------   -------
Net increase (decrease) in cash and cash equivalents ..................    (7,468)    16,021      (102)
Cash and cash equivalents, beginning of year ..........................    18,449      2,428     2,530
                                                                         --------   --------   -------
Cash and cash equivalents, end of year ................................  $ 10,981   $ 18,449   $ 2,428
                                                                         ========   ========   =======

See accompanying notes to consolidated financial statements.

18 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   June 30, 1997, 1996, and 1995

NOTE 1: SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Zygo Corporation and its subsidiaries (the "Company" or "Zygo"). All material transactions and accounts with the subsidiaries have been eliminated from the consolidated financial statements. As discussed in Note 2, all the outstanding shares of NexStar Automation, Inc. ("NexStar") were acquired by the Company on September 12, 1996, in a transaction accounted for as a pooling-of-interests, and, accordingly, the Company's consolidated financial statements for fiscal 1996 have been restated to include the accounts and operations of NexStar. The operating results for NexStar were not material to the combined results of the two companies for all periods prior to fiscal 1996, and therefore, results for those periods have not been restated.

CASH AND CASH EQUIVALENTS

The Company considers cash and cash investments with maturities at the date of purchase of less than three months to be cash and cash equivalents.

MARKETABLE SECURITIES

The Company considers investments in securities with maturities at the date of purchase in excess of three months as marketable securities. Marketable securities primarily consist of tax-exempt municipal debt securities. All securities held by the Company at June 30, 1997 and 1996, were classified as available-for-sale and recorded at fair value or held to maturity and recorded at cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

INVENTORIES

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

REVENUE RECOGNITION

Revenues, other than revenue under the National Ignition Facility ("NIF") contract (note 20) and revenue from certain automation contracts (note 6), are recognized when units are shipped. Revenues related to NIF and automation contracts are recognized under the percentage-of-completion method of accounting.

DEPRECIATION

Depreciation rates are based on the estimated useful lives of the various classes of assets and are computed using the straight-line method.

EARNINGS PER SHARE

Earnings per common and common equivalent share amounts represent primary earnings per share and are based upon the weighted average number of common shares outstanding, plus, when their effect is dilutive, the weighted average number of shares issuable upon exercise of outstanding stock options, less the weighted average number of common shares which could have been repurchased with the proceeds available from the assumed exercise of the outstanding options. Fully diluted earnings per share are not significantly different from primary earnings per share.

GAIN CONTINGENCY

The Company was awarded $2,668,710 plus recovery of certain costs in a judgment rendered by the United States District Court (District of Arizona) on June 2, 1994. The Court's decision was appealed to the Court of Appeals for the Federal Circuit located in Washington, D.C. by the defendant and oral arguments of the appeal were heard by the Court on March 9, 1995. On April 1, 1996, the United States Court of Appeals for the Federal Circuit rendered an Opinion Announcing Judgment of the Court. The appellate court affirmed-in-part and reversed-in-part the District Court's earlier findings and remanded the case to the District Court for a redetermination of the damage award. The Company has not recorded any gain from the District Court's earlier ruling and will not until a final determination of the award is made.

STOCK SPLIT

The Board of Directors of the Company declared a 2-for-1 split of the Company's common shares, effected in the form of a 100% stock dividend which was paid on February 27, 1997, to shareholders of record as of the close of business on February 3, 1997. The Board of Directors of the Company also declared a 3-for-2 split of the Company's common shares, effected in the form of a 50% stock dividend paid on August 21, 1995, to shareholders of record as of the close of business on August 1, 1995. All presentations involving numbers of shares and amounts per share in 1996 and prior years have been restated to reflect the stock splits.

CAPITAL STOCK

The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional capital. No charges are reflected in the consolidated statements of operations as a result of the grant or exercise of stock options which are granted with an exercise price at fair-market value on the date of grant. The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional capital.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets

                                           Zygo Corporation and Subsidiaries  19

and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of ("Statement 121") was issued in 1995. Statement 121 requires that long-lived assets to be disposed of, certain identifiable intangibles, and goodwill to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Statement 121 was adopted for the Company's fiscal year 1996 and has not had a material impact on its operating results or financial condition.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), was issued in 1995. Implementation is required in the fiscal year commencing July 1, 1996. Statement 123 established financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure requirements of Statement 123, effective for the fiscal year ended June 30, 1997. (See note 15). Accordingly, no compensation cost has been recognized for its stock option plans under Statement 123.

Statement of Financial Accounting Standards No. 128, Earnings Per Share ("Statement 128"), was issued in 1997 and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee. The Company intends to adopt Statement 128 for its interim period ended December 31, 1997, as early adoption is not permitted.

Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("Statement 129"), was issued in 1997 and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement 129 was issued to establish standards for disclosing information about an entity's capital structure. The Company is currently compliant with this standard.

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"), was issued in 1997 and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement 130 was issued to establish standards for reporting and display of comprehensive income and components in a full set of general purpose financial statements. The Company will adopt this statement no later than the interim period ended December 31, 1997.

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"), was issued in 1997 and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement 131 was issued to establish standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt this statement no later than the interim period ended December 31, 1997.

NOTE 2: MERGERS AND ACQUISITIONS

On August 8, 1996, the Company acquired and accounted for as a purchase, the proprietary products division of Technical Instrument Company ("TIC"), a privately held California-based entity that designs, manufactures, markets and sells microscope systems and other precision optical instrument systems and components. The Company paid $11,699,000 and issued unregistered shares of its common stock, $.10 par value, valued at $3.0 million in exchange for all the outstanding capital stock of TIC. The net purchase price was allocated to its net assets acquired, less a write-off of $10,084,000 of in-process research and development costs ("IPR&D"), as follows:

(Thousands of dollars)
Working capital .......................................  $   867
Property, plant and equipment .........................      135
Other assets ..........................................      573
Goodwill and other intangibles ........................    7,580
Debt assumed ..........................................   (2,662)
Deferred tax liability, net ...........................   (1,878)
                                                         -------
                                                         $ 4,615
                                                         =======

Results of operations after the acquisition date are included in the 1997 Consolidated Statements of Earnings. Fiscal 1997 sales would have been increased $1,727,000 for the July 1, 1996 to August 8, 1996 time frame with no material impact on earnings. The following unaudited pro forma information for 1996 has been prepared assuming that this acquisition had taken place at the beginning of the period. The pro forma information includes adjustments to record the amortization of intangibles arising from the transaction, to reduce interest income for cash used for the transaction, and to adjust income taxes for the reduction in interest income. The unaudited pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                                          Fiscal Year Ended
                                                            June 30, 1996
(Thousands, except per share amounts)                     -----------------
Pro forma net sales ......................................     $68,459
Pro forma net earnings ...................................     $ 7,968
Pro forma net earnings per common share ..................     $  0.72
                                                          -----------------

On September 12, 1996, the Company issued 500,000 shares of its common stock, effected for the 2-for-1 stock split, in exchange for all of the outstanding shares of NexStar Automation, Inc. ("NexStar"). The acquisition has been accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements for fiscal 1996 have been restated to include the accounts and operations of NexStar. The operating results for NexStar were not material to the combined results of the two companies for all periods prior to fiscal 1996, and therefore, results for those periods have not been restated. In connection with the acquisition, $999,000 of acquisition-related costs were incurred and have been charged to nonrecurring acquisition expense in the first quarter of fiscal 1997. The acquisition costs consisted of legal, investment banking, and accounting fees.

NOTE 3: MARKETABLE SECURITIES

Marketable securities at June 30, 1997, consist primarily of tax-exempt bonds issued by various state and municipal agencies which are reported either at fair value or at cost depending on their classification. The unrealized gain on marketable securities of $28,920 (gross) is shown net of its related tax effect of $11,742 as a separate component of stockholders' equity.

Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

The cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities at June 30, 1997 and 1996, were as follows:

                                             Gross         Gross
                                          Unrealized      Unrealized
                                            Holding        Holding       Fair
                                  Cost       Gains          Losses       Value
(Thousands of dollars)            ----    ----------      ----------     -----
At June 30, 1997
  State and local
    municipal bonds .........   $ 5,536       $29            $--        $ 5,565
                                -------       ---            ---        -------
At June 30, 1996
  State and local
    municipal bonds .........   $11,098       $--            $59        $11,039
                                -------       ---            ---        -------

The Company recorded gross realized gains on the maturity of investment securities of $49,228 and $15,611 in 1997 and 1996, respectively. There were no gross realized losses recorded in 1997 or 1996.

Maturities of investment securities classified as available-for-sale were as follows at June 30, 1997:

                                                                       Fair
                                                             Cost      Value
(Thousands of dollars)                                       ----      -----
Due within one year .....................................   $  --     $  --
Due after one year through five years ...................    5,536     5,565
                                                            ------    ------
                                                            $5,536    $5,565
                                                            ======    ======

Maturities of investment securities classified as held-to-maturity were as follows at June 30, 1997:

                                                                       Fair
                                                             Cost      Value
(Thousands of dollars)                                       ----      -----
Due within one year .....................................   $7,201    $7,201
Due after one year through five years ...................      --        --
                                                            ------    ------
                                                            $7,201    $7,201
                                                            ======    ======

NOTE 4: ACCOUNTS RECEIVABLE

At June 30, 1997 and 1996, accounts receivable, net of allowances, were as follows:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Trade (note 19) ......................................  $21,047         $10,282
Other ................................................      411             612
                                                        -------         -------
                                                         21,458          10,894
Allowance ............................................     (728)           (267)
                                                        -------         -------
                                                        $20,730         $10,627
                                                        =======         =======

NOTE 5: INVENTORIES

Inventories at June 30, 1997 and 1996 were as follows:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Raw materials and manufactured parts .................  $ 7,435         $ 3,126
Work in process ......................................    3,248           3,558
Finished goods .......................................      973             478
                                                        -------         -------
                                                        $11,656         $ 7,162
                                                        =======         =======

NOTE 6: COSTS IN EXCESS OF BILLINGS

Revenues from automation projects are accounted for under the percentage-of-completion method, using total project costs incurred to date in relation to estimated total costs of the contracts to measure the stage of completion. The cumulative effects of revisions of estimated total contract costs and revenues are recorded in the period in which the facts become known. When a loss is anticipated on a contract, the full amount of the loss is provided for currently. The differences between amounts billed and revenue recognized is shown as costs in excess of billings on the accompanying balance sheets.

Totals of revenue earned and billings issued on contracts were as follows:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Revenue recognized to date ...........................  $14,674         $ 6,303
Billings to date .....................................   12,592           6,051
                                                        -------         -------
                                                        $ 2,082         $   252
                                                        =======         =======

                                           Zygo Corporation and Subsidiaries  21


NOTE 7:  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Costs of replacements and improvements are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred. At June 30, 1997 and 1996, property, plant and equipment, at cost, was as follows:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Land (note 19) .......................................  $   650         $   650
Building .............................................    4,170           4,352
Machinery, equipment and office furniture ............   15,372          12,072
Leasehold improvements ...............................      277              18
Construction in progress .............................    1,396             896
                                                        -------         -------
                                                         21,865          17,988
Less accumulated depreciation ........................   12,691          11,476
                                                        -------         -------
                                                        $ 9,174         $ 6,512
                                                        =======         =======

NOTE 8: GOODWILL AND OTHER INTANGIBLES

The cost of intangible assets is amortized on a straight-line basis which ranges from 4 to 20 years. During fiscal 1997, goodwill and other intangibles increased by $7,799,000 largely due to the Company's acquisition of Technical Instrument Company. (See note 2). This increase was partially offset by current year amortization of $581,000. Management evaluates, on an ongoing basis, the carrying value of its intangible assets and makes adjustments, when impairments are identified. Goodwill and other intangibles, net, at June 30, 1997 and 1996 were as follows:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Goodwill and other intangibles .......................  $ 8,594         $   795
Accumulated amortization .............................      776             195
                                                        -------         -------
                                                        $ 7,818         $   600
                                                        =======         =======

NOTE 9: BANK LINE OF CREDIT

The Company has a $3,000,000 unsecured bank line of credit with interest at LIBOR plus 60 basis points (approximately 6.7% at June 30, 1997). The line of credit is available through November 30, 1997. At June 30, 1997 and 1996, no amounts were outstanding under the bank line of credit.


NOTE 10: LONG-TERM DEBT

In the quarter ended March 31, 1995, the Company retired its 1977 and 1981 Series Industrial Development Bonds totaling $375,000 and $150,000, respectively, prior to scheduled maturity. This transaction resulted in no extraordinary gain or loss. The funds for these retirements were obtained from internally generated cash flows.

As part of the acquisition of TIC, the Company assumed outstanding debt totaling $2,662,000. The Company repaid this debt immediately after the acquisition.

Interest payments were $0, $0, and $39,900 in fiscal 1997, 1996, and 1995, respectively.

NOTE 11: LEASES

The Company leases certain manufacturing equipment and facilities under operating leases, some of which include cost escalation clauses, expiring on various dates through 2001. Total rental expense charged to operations was $509,000 in 1997, $336,000 in 1996, and $183,000 in 1995. At June 30, 1997, the
minimum future rental commitments under noncancellable leases payable over the remaining lives of the leases were:

                                                                Minimum
                                                             Future Rental
                                                              Commitments
(Thousands of dollars)                                       -------------

1998 .....................................................      $  517
1999 .....................................................         473
2000 .....................................................         391
2001 .....................................................         101
                                                                ------
                                                                $1,482
                                                                ======

NOTE 12: PROFIT-SHARING PLAN

The Company maintains a deferred profit-sharing plan under which substantially all full-time employees of the Company are eligible to participate. Profit-sharing expense for the years ended June 30, 1997, 1996, and 1995 amounted to $2,007,600, $1,295,600 and $440,000, respectively. Profit-sharing contributions are determined annually at the discretion of the Board of Directors.

Effective June 30, 1985, the existing profit-sharing plan was revised and amended to incorporate a 401(k) tax deferred payroll deduction program and an Employee Stock Ownership Program. Under the 401(k) program, employees may contribute a tax deferred amount of up to 15% of their compensation, as defined. The Company may contribute to the 401(k) program, an amount determined annually at the discretion of the Board of Directors. The 401(k) contribution expense for the years ended June 30, 1997, 1996, and 1995 amounted to $468,700, $333,900, and $255,000, respectively.

Under the Employee Stock Ownership Program, the Company may, at the discretion of the Board of Directors, contribute its own stock or cash to purchase its own stock. The purchased stock's fair market value shall not exceed the maximum amount of employee stock ownership credit as determined under Section 416 of the Internal Revenue Code. There were no purchases and no contributions made under this program for the years ended June 30, 1997, 1996, and 1995.

NOTE 13: STOCKHOLDERS' AGREEMENTS

A registration rights agreement was entered into by Canon Inc., Wesleyan University, Paul F. Forman, Carl A. Zanoni, Sol F. Laufer, and the Company in November 1993, granting to each of these stockholders the right, until November 30, 1998, to have his or its shares of Common Stock included in any registered public offering of the Company's securities.

NOTE 14: STOCKHOLDERS' EQUITY

On January 23, 1997 the Board of Directors declared a 2-for-1 split effected in the form of a 100% stock dividend payable on February 27, 1997, to shareholders of record on February 3, 1997. This transaction resulted in the issuance of approximately 5,320,000 additional shares of Common Stock. Stockholders' Equity had been adjusted to recognize the effect of the stock split by reclassifying from retained earnings to paid-in capital the par value of the additional shares arising from the split. In addition, all references in the financial statements to numbers of shares, per share amounts, stock option data, and market prices of the Company's Common Stock have been restated to give retroactive recognition to the stock split.

On July 20, 1995, the Board of Directors approved an increase in the authorized shares of the Company's Common Stock from 10,000,000 to 15,000,000 which was approved by the Company's stockholders at its annual meeting held on November 16, 1995. On December 13, 1995, the Company commenced a public offering of 1,300,000 shares of Common Stock, of which 845,000 shares were sold by the Company, and 455,000 shares were sold by certain of the Company's stockholders. The Company generated approximately $22.7 million in net proceeds, which is being used for working capital and other general corporate purposes, and for acquisitions.

NOTE 15: STOCK COMPENSATION PLANS

As of June 30, 1997, Zygo Corporation has two stock based compensation plans, which are described below. (See note 16). The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Since all options are granted with an exercise price equal to the fair-market value on the date of the grant, no compensation cost has been recognized for its fixed option plans. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 "Accounting for Stock-Based Compensation", which requires that the information be determined as if the Company has accounted for its stock options granted in fiscal years beginning after December 15, 1994 under the fair value method of the statement. The fair value of options at date of grant was estimated using the Black-Scholes model. The Company's pro forma information follows:

                                                       June 30,        June 30,
                                                         1997            1996
(In thousands, except per share amounts)               -------         -------
Pro forma net income ................................   $  423          $6,613
Pro forma earnings per share ........................   $  .04          $  .61

The fair values of these options at the date of grant was estimated with the following weighted average assumptions for 1997 and 1996: risk free interest rate 6.8%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 69% and an expected life of the option of 6.6 years. The above pro forma information is based on historical activity and may not represent future trends.

NOTE 16: STOCK OPTION PLANS

1987 STOCK OPTION PLAN AND DATA

The Zygo Corporation 1987 Amended and Restated Stock Option Plan permits the granting of non-qualified options to purchase a total of 2,850,000 shares (adjusted for splits) of common stock at prices not less than the fair-market value on the date of grant. Options generally become exercisable at the rate of 25% of the shares each year commencing one year after the date of grant. The Plan, as amended will expire on September 3, 2002.

                                                          June 30, 1997
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................  1,304,674       $ 2.1836
Granted ..........................................    322,500       $17.9720
Exercised ........................................   (232,950)      $ 2.1436
Expired or canceled ..............................       (900)      $ 1.6650
                                                    ---------
Outstanding at end of year .......................  1,393,324       $ 5.6865
                                                    =========

                                                          June 30, 1996
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................  1,375,574       $ 2.0347
Granted ..........................................     15,500       $14.2426
Exercised ........................................    (86,400)      $ 1.7554
Expired or canceled ..............................          0       $ 0.0000
                                                    ---------
Outstanding at end of year .......................  1,304,674       $ 2.1982
                                                    =========

                                                          June 30, 1995
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................    911,850       $ 1.8393
Granted ..........................................    540,226       $ 2.2436
Exercised ........................................    (76,502)      $ 1.6339
Expired or canceled ..............................          0       $ 0.0000
                                                    ---------
Outstanding at end of year .......................  1,375,574       $ 2.0347
                                                    =========

                                           Zygo Corporation and Subsidiaries  23


1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND DATA

The Zygo Corporation 1994 Non-Employee Director Stock Option Plan permits the granting of non-qualified options to purchase a total of 620,000 shares (adjusted for splits) of common stock at prices not less than the fair-market value on the date of grant. Options become exercisable at the rate of 20% of the shares each year commencing one year after the date of grant. The Plan, as amended, will expire on August 25, 2004.


                                                          June 30, 1997
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................   450,000        $ 6.2292
Granted ..........................................         0        $ 0.0000
Exercised ........................................         0        $ 0.0000
Expired or canceled ..............................         0        $ 0.0000
                                                     -------
Outstanding at end of year .......................   450,000        $ 6.2292
                                                     =======

                                                          June 30, 1996
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................   375,000        $ 2.0000
Granted ..........................................    75,000        $24.2594
Exercised ........................................         0        $ 0.0000
Expired or canceled ..............................         0        $ 0.0000
                                                     -------
Outstanding at end of year .......................   450,000        $ 6.2292
                                                     =======

                                                          June 30, 1995
                                                    ---------------------------
                                                                    Weighted
                                                                    Average
                                                     Shares      Exercise Price
                                                    ---------    --------------
Outstanding at beginning of year .................         0        $ 0.0000
Granted ..........................................   375,000        $ 2.0000
Exercised ........................................         0        $ 0.0000
Expired or canceled ..............................         0        $ 0.0000
                                                     -------
Outstanding at end of year .......................   375,000        $ 2.0000
                                                     =======

The following table summarizes information about all fixed stock options outstanding at June 30, 1997:

                               Options Outstanding
        -------------------------------------------------------------------
                                Number     Weighted Average
            Range of         Outstanding      Remaining        Weighted
            Exercise           as of        Contractual         Average
             Prices         June 30, 1997       Life         Exercise Price
        -----------------   -------------   --------------   --------------
        $ 1.25  -  $ 1.92       293,950         2.68           $ 1.6287
        $ 2.00  -  $ 2.00       896,624         6.77           $ 2.0000
        $ 2.29  -  $14.88       360,750         6.93           $ 6.6211
        $15.57  -  $22.75       208,500         9.11           $19.1843
        $25.75  -  $25.75         8,500         9.67           $25.7500
        $27.38  -  $27.38        75,000         8.92           $27.3750
        -----------------   -------------   --------------   --------------
        $ 1.25  -  $27.38     1,843,324         6.52           $ 5.9308
        =================   =============   ==============   ==============


                               Options Exercisable
        -------------------------------------------------------------------
             Range of                 Number                   Weighted
             Exercise            Exercisable as of              Average
              Prices               June 30, 1997             Exercise Price
        -----------------        -----------------           --------------
        $ 1.25  -  $ 1.92             284,950                   $ 1.6276
        $ 2.00  -  $ 2.00             443,999                   $ 2.0000
        $ 2.29  -  $14.88             119,875                   $ 2.6261
        $15.57  -  $22.75               1,500                   $15.6900
        $25.75  -  $25.75                   0                   $ 0.0000
        $27.38  -  $27.38              15,000                   $27.3700
        -----------------        -----------------           --------------
        $ 1.25  -  $27.38             865,324                   $ 2.4270
        =================        =================           ==============



NOTE 17: INCOME TAXES

The components of income tax expense (benefit) for each year are as follows:

                                                  Fiscal Year Ended June 30,
                                                  --------------------------
                                                    1997     1996     1995
(Thousands of dollars)                             ------   ------   ------
Currently payable:
  Federal .......................................  $5,614   $3,264   $1,036
  State .........................................   1,494      910      421
                                                   ------   ------   ------
                                                   $7,108   $4,174   $1,457
                                                   ======   ======   ======
Deferred:
  Federal .......................................  $   38   $ (319)  $ (188)
  State .........................................      15      (96)     (62)
                                                   ------   ------   ------
                                                   $   53   $ (415)  $ (250)
                                                   ======   ======   ======
Total income tax expense ........................  $7,161   $3,759   $1,207
                                                   ======   ======   ======


Income taxes paid amounted to $6,068,000 (including cash payments of $5,432,500 and $635,500 of prior year overpayments applied to fiscal 1997), $3,403,300 and $793,100 (including additional taxes owed for fiscal 1991), in fiscal 1997, 1996, and 1995, respectively.

The total income tax expense differs from the amount computed by applying the applicable U.S. federal income tax rate of 35% in 1997 and 34% in 1996 and 1995 to earnings before income taxes for the following reasons:

                                                  Fiscal Year Ended June 30,
                                                  --------------------------
                                                    1997     1996     1995
(Thousands of dollars)                             ------   ------   ------
Computed "expected" tax expense .................  $3,516   $3,994   $1,345
Increases (reductions) in
  taxes resulting from:
    Nondeductible acquisition-
      related charges ...........................   3,634      --       --
    State taxes, net of federal
      income tax benefit ........................     989      537      237
    Tax exempt interest income ..................    (170)    (245)    (108)
    FSC benefit .................................    (724)    (543)    (194)
    Other, net ..................................     (84)      16      (73)
                                                   ------   ------   ------
                                                   $7,161   $3,759   $1,207
                                                   ======   ======   ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of June 30, 1997 and 1996, are presented below:

                                                       June 30,        June 30,
                                                         1997            1996
(Thousands of dollars)                                  -------         -------
Deferred tax assets:
  Accounts receivable, principally due to
    the allowance for doubtful accounts .............    $  295         $  110
  Warranty costs ....................................       347            246
  Vacation costs ....................................       104             30
  Medical insurance costs ...........................       123            123
  Inventory valuation ...............................     1,386            969
  Unrealized loss on marketable securities ..........        --             24
  Other .............................................        28             64
                                                         ------         ------
                                                          2,283          1,566
  Less valuation allowance ..........................        --             --
                                                         ------         ------
  Deferred tax asset ................................     2,283          1,566
Deferred tax liabilities:
  Prepaid expenses ..................................       (67)           (60)
  Plant and equipment, principally due
    to differences in depreciation expense ..........      (555)          (662)
  Intangibles .......................................    (2,429)            --
  Unrealized gain on marketable securities ..........       (11)            --
  Other .............................................       (30)           (30)
                                                         ------         ------
  Deferred tax liability ............................    (3,092)          (752)
                                                         ------         ------
Net deferred tax asset (liability) ..................    $ (809)        $  814
                                                         ======         ======

The net current deferred tax assets and net non-current deferred tax liabilities as recorded on the balance sheet as of June 30, 1997 and 1996, are as follows:


                                                        June 30,        June 30,
                                                          1997            1996
(Thousands of dollars)                                  -------         -------
Net current deferred tax asset ......................    $2,205         $1,506
Net noncurrent deferred tax liability ...............    (3,014)          (692)
                                                         ------         ------
Net deferred tax asset (liability) ..................    $ (809)        $  814
                                                         ======         ======

A valuation allowance has not been recorded because the Company believes that the deferred tax assets will, more likely than not, be realized. This determination is based largely upon the Company's historical earnings trend as well as its ability to carryback reversing items and recover taxes paid in the carryback period. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities associated with such items as depreciation and amortization.

NOTE 18:  PRODUCTS, PRINCIPAL CUSTOMERS, AND OPERATIONS BY GEOGRAPHIC AREA

The Company designs, develops, manufactures, and markets precision measurement and automation systems and components used to enhance production in high technology industries. The Company is headquartered in Middlefield, Connecticut, and also has operations in Longmont, Colorado, and in Newbury Park, Simi Valley, and Sunnyvale, California.

Sales to Canon Inc. and to Canon Sales Co., Inc., accounted for more than 20% of total Company sales for each of the years ended June 30, 1997, 1996 and 1995. (See note 19.) For the years ended June 30, 1996 and 1995, sales to a major manufacturer of computer disk drives and related hardware and software, accounted for 16% and 17%, respectively, of total Company sales. No other individual customer accounted for more than 10% of total Company sales for any year presented in the accompanying consolidated financial statements.

Export sales by geographic area were as follows:

                                                  Fiscal Year Ended June 30,
                                                  --------------------------
                                                    1997     1996      1995
(Thousands of dollars)                             ------   ------    ------
Far east:
  Japan ......................................    $21,730   $19,763  $ 9,630
  Pacific Rim ................................     12,650     4,765    3,279
                                                  -------   -------  -------
Total Far East ...............................    $34,380   $24,528  $12,909
Europe and other .............................      5,145     2,667    2,072
                                                  -------   -------  -------
Total ........................................    $39,525   $27,195  $14,981
                                                  =======   =======  =======


NOTE 19: RELATED PARTY TRANSACTIONS

Sales to Canon Inc., a stockholder, and to Canon Sales Co., Inc., a distributor for certain of the Company's products in Japan and a subsidiary of Canon Inc., amounted to approximately $17,564,000 (20% of net sales), $19,761,000 (34% of net sales), and $9,553,000 (30% of net sales), for the years ended June 30, 1997, 1996, and 1995, respectively.

Selling prices of products sold to Canon Inc. and Canon Sales Co., Inc. are based, generally, on the normal terms given to distributors. At June 30, 1997, 1996, and 1995, there was approximately, in the aggregate, $2,345,500, $3,198,100, and $1,104,700, respectively, of trade accounts receivable from Canon Inc. and Canon Sales Co., Inc.

On January 4, 1996, the Company purchased approximately 22 acres of land adjacent to the Company's facility in Middlefield, Connecticut, for a purchase price of $440,000. The land, which was jointly owned by Paul F. Forman, Sol F. Laufer, and Carl A. Zanoni, founders of the Company, is intended to be used to facilitate the expansion of the Company's buildings and/or parking facilities in the future.

NOTE 20:  MATERIAL CONTRACTS

On May 9, 1997, the Company announced it had entered into a contract with the University of California's Lawrence Livermore National Laboratory ("LLNL"), whereby the Company will be a primary supplier of large plano optical components for the National Ignition Facility ("NIF"), a $1.2 billion Department of Energy project at LLNL to produce the world's largest laser for nuclear fusion research. The contract provides for the Company to design, manufacture, and equip a world-class optical fabrication facility at its Middlefield, Connecticut, operations for a fixed price of nearly $10 million over an 18-month time period. The contract is presently funded to slightly in excess of $5.5 million and,

                                           Zygo Corporation and Subsidiaries  25


consistent with similar government contracts, requires additional appropriations from the U.S. Congress prior to the Company's receiving additional funding. Revenues recognized on this contract in fiscal 1997 were immaterial. To accommodate the space required for the NIF facility and provide additional office facilities, the Company has commenced work at its Middlefield, Connecticut, site to expand its facilities by 35,500 square feet. It is expected that the addition will be completed in December 1997.

NOTE 21: SUBSEQUENT EVENTS

On June 30, 1997, Technical Instrument Company ("TIC"), a wholly owned subsidiary of the Company, and Syncotec Neue Technologien und Instrumente GmbH ("Syncotec"), a German-based company, completed all necessary legal requirements allowing for the appropriate transfer and registration of a 50 percent ownership interest in Syncotec. The conclusion of this transaction completed commitments made by the former owners of TIC and enabled the Company to release $440,000 of contingent proceeds recorded as a liability at the time of the TIC acquisition by the Company. The Company, through TIC, is negotiating the purchase of the remaining 50 percent of Syncotec for approximately $2.0 million in a combination of cash and the Company's common stock. Syncotec designs, develops, manufactures, and markets certain products which incorporate TIC's confocal technology for European customers. Syncotec's sales in the year ended December 31, 1996 amounted to $2.9 million (DM4.9 million).

The Company announced on July 28, 1997 the signing of a letter of intent providing for the Company's acquisition of Digital Instruments, Inc. ("Digital"), a privately held California-based entity that designs, develops, and manufactures high precision measurement products and systems which use scanning probe microscopy imaging and metrology technology. These systems are used in product research and development applications as well as to improve the production efficiency and manufacturing yields within the data storage, semiconductor, and other high technology industries. It is expected that the Company will acquire all the outstanding stock of Digital and an affiliated corporation in exchange for 7,000,000 shares of the Company's common stock. Closing the transaction is subject to various conditions and is expected to be accounted for as a pooling-of-interests. The transaction is subject, among other things, to approval by the stockholders of the Company, and is expected to be completed prior to the end of the calendar year 1997. Digital's revenues for the year ended December 31, 1996 were approximately $50 million.

Additionally, the Company is in the process of acquiring Sight Systems, Inc. ("SSI"), a privately held California-based business that designs, develops, and manufactures application-specific vision metrology systems for 287,400 shares of the Company's common stock. The transaction will be accounted for as a pooling-of-interests. SSI's revenues for the year ended December 31, 1996 were approximately $3.5 million.

26  REPORTS OF MANAGEMENT AND INDEPENDENT AUDITORS

                                               Zygo Corporation and Subsidiaries
REPORT OF MANAGEMENT

Management is responsible for preparing the Company's financial statements and related information that appears in this annual report. Management believes that the financial statements fairly reflect the form and substance of transactions and reasonably present the Company's financial condition and results of operations in conformity with generally accepted accounting principles. Management has included in the Company's financial statements amounts that are based on estimates and judgments which it believes are reasonable under the circumstances.

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


/s/ MARK J. BONNEY
-----------------------------------------
Mark J. Bonney
Vice President, Finance & Administration,
Treasurer, and Chief Financial Officer


REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ZYGO CORPORATION:

We have audited the accompanying consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zygo Corporation and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.


[LOGO] KPMG PEAT MARWICK LLP
-----------------------------
KPMG PEAT MARWICK LLP
Hartford, Connecticut
August 8, 1997

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
(Thousands, except per share amounts)

                                           Zygo Corporation and Subsidiaries  27

                                                                         For the Fiscal Year Ended June 30, 1997
                                                                   ---------------------------------------------------
                                                                   September 30   December 31     March 31     June 30
                                                                   ------------   -----------     --------     -------
Net sales ..........................................................  $18,443       $20,810       $22,476      $25,491
Earnings before taxes and acquisition-
   related charges (2) .............................................  $ 4,345       $ 4,873       $ 5,771      $ 6,132
Income taxes .......................................................    1,206         1,774         2,078        2,103
                                                                      -------       -------       -------      -------
Earnings before acquisition-related charges (2) ....................  $ 3,139       $ 3,099       $ 3,693      $ 4,029
                                                                      =======       =======       =======      =======
Net earnings per common and common equivalent
   share before acquisition-related charges (2)(3)(4) ..............  $  0.26       $  0.26       $  0.31      $  0.33
                                                                      =======       =======       =======      =======

Net earnings (3) ...................................................  $(7,944)      $ 3,099       $ 3,693      $ 4,029
                                                                      =======       =======       =======      =======
Net earnings per common and common
   equivalent share (3)(4) .........................................  $ (0.77)      $  0.26       $  0.31      $  0.33
                                                                      =======       =======       =======      =======
                                                                        For the Fiscal Year Ended June 30, 1996 (1)
                                                                   ---------------------------------------------------
                                                                   September 30   December 31     March 31     June 30
                                                                   ------------   -----------     --------     -------
Net sales ..........................................................  $11,831       $13,479       $15,231      $16,833
Earnings before income taxes .......................................  $ 1,549       $ 2,415       $ 3,585      $ 4,009
Income taxes .......................................................      588           876         1,038        1,257
                                                                      -------       -------       -------      -------
Net earnings .......................................................  $   961       $ 1,539       $ 2,547      $ 2,752
                                                                      =======       =======       =======      =======
Earnings per common and common
   equivalent share (3)(4) .........................................  $  0.10       $  0.15       $  0.22      $  0.23
                                                                      =======       =======       =======      =======

----------

(1)  Restated to reflect the acquisition of NexStar Automation, Inc. as a pooling-of-interests. Periods prior to fiscal
     1996 have not been restated due to immateriality.

(2)  Excludes nonrecurring acquisition-related charges of $11,083,000 incurred in the first quarter of fiscal 1997.

(3)  Restated to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend declared on January 23,
     1997, and paid on February 27, 1997 to stockholders of record on February 3, 1997.

(4)  Quarterly per share earnings do not necessarily equal the total per share earnings reported for the year as a result of the dilutive effect of common stock equivalents on the calculation of per share earnings.


STOCK DATA

NASDAQ Symbol: ZIGO

The number of stockholders of record at June 30, 1997, was 514.

The Company's common shares are traded over-the-counter and are quoted on the NASDAQ/National Market.

Market price data for 1997 and 1996, adjusted for the effect of the 2-for-1 stock split which was effective on February 27, 1997, was as follows:

                Fiscal Year Ended June 30, 1997  Fiscal Year Ended June 30, 1996
                -------------------------------  -------------------------------
                     High         Low                High         Low
                    -------     -------             -------     ---------
First quarter ....  $21 1/2     $14                 $14 5/8     $10 1/3
Second quarter ...  $26         $12 1/4             $17 3/4     $12
Third quarter ....  $29 7/8     $21                 $20 1/8     $10 1/4
Fourth quarter ...  $31 1/2     $21 1/2             $31 1/16    $17 11/16
----------
Source: National Association of Securities Dealers, Inc.

28  STOCKHOLDER INFORMATION                    Zygo Corporation and Subsidiaries

FORM 10-K405 AVAILABLE

Stockholders may obtain from the Company, without charge, a copy of the Annual Report on Form 10-K405 filed with the Securities and Exchange Commission for fiscal 1997.

Written requests should be directed to:

Sheree F. Denny
Director, Corporate Financial
  Planning and Reporting
Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455

E-mail requests should be
directed to:

investor@zygo.com

ANNUAL MEETING

November 13, 1997, at 10 a.m.
Hotel Inter / Continental
111 East 48th Street
(Lexington and Park)
New York, New York 10017

CORPORATE HEADQUARTERS

Laurel Brook Road
Middlefield, Connecticut 06455
Web Site: www.zygo.com
E-mail: inquire@zygo.com

NEXSTAR AUTOMATION, INC.

2505-A Trade Centre Avenue
Longmont, Colorado 80501
Web Site: www.zygo.com
E-mail: inquire@nexstarauto.com

SIGHT SYSTEMS, INC.

3541 Old Conejo Road #119
Newbury Park, California 91320
Web Site: www.zygo.com,
E-mail: inquire@zygo.com

TECHNICAL INSTRUMENT COMPANY

650 North Mary Avenue
Sunnyvale, California 94086
Web Sites: www.technical.com
           www.zygo.com
E-mail: sales@technical.com

AUDITORS

KPMG Peat Marwick LLP
City Place II
Hartford, Connecticut 06103

LEGAL COUNSEL

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer
and Trust Company
2 Broadway
New York, New York 10004

DIVIDENDS

The Company has not declared
or paid cash dividends since
becoming a public company.

Zygo, the Zygo logo, NexStar, and Sight Systems are registered trademarks of Zygo Corporation.

DIRECTORS AND OFFICERS

-------------------------


        [Photo]


-------------------------

Clockwise from upper left: John R. Rockwell, Paul W. Murrill, Michael R. Corboy, Robert G. McKelvey, Seymour E. Liebman, Paul F. Forman, Robert B. Taylor.

DIRECTORS

MICHAEL R. CORBOY
Chairman and President,
Corboy Investment Company

PAUL F. FORMAN
Chairman of the Board
Zygo Corporation

SEYMOUR E. LIEBMAN
Executive Vice President and General Counsel
Canon U.S.A., Inc.

ROBERT G. MCKELVEY
Chairman and President
George McKelvey Co., Inc.

PAUL W. MURRILL
Professional Engineer

JOHN R. ROCKWELL
Retired Senior Executive

ROBERT B. TAYLOR
Vice President and Treasurer
Wesleyan University

GARY K. WILLIS
Zygo Corporation

CARL A. ZANONI
Zygo Corporation


OFFICERS

GARY K. WILLIS
President and
Chief Executive Officer

AHMAD AKRAMI
Vice President,
President NexStar Automation

WILLIAM H. BACON
Vice President,
Director of Corporate Quality

MARK J. BONNEY
Vice President, Finance and Administration,
Treasurer, and Chief Financial Officer

FRANCIS E. LUNDY
Vice President,
President Technical Instrument Company

ROBERT A. SMYTHE
Vice President,
Director of Sales and Marketing

CARL A. ZANONI
Vice President,
Research, Development
and Engineering

PAUL JACOBS
Secretary

-------------------------


        [Photo]


-------------------------

From left to right: Carl A. Zanoni, Paul Jacobs (Partner, Fulbright and Jaworski L.L.P.), Gary K. Willis, Michael Fedoras (Partner, KPMG Peat Marwick LLP), Mark
J. Bonney.


OPERATING LOCATIONS

NexStar Automation

AHMAD AKRAMI
President

Sight Systems

DAVID GRANT
President

Technical Instrument Company

FRANCIS E. LUNDY
President

ZYGO  [LOGO]
------------


Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455
Telephone: 860.347.8506
Facsimile: 860.347.8372
E-mail: inquire@zygo.com
Web Site: www.zygo.com