Form 10-K405, Exhibit 13
period 1998-06-30
ZYGO CORP
filed 1998-09-25
CIK 730716

ZYGO
                                                              ----------------

                                                              Zygo Corporation
                                                              1998 Annual Report

   |
   |
   |TO OUR SHAREHOLDERS
---|--------------------------
   |
   |
   |
   |

   [PHOTO HERE]


SEMICONDUCTOR MARKET

Not all semiconductor mask defects will actually print on the wafer. Zygo's TINT Virtual Stepper quickly and accurately assesses the reality and impact of mask defects under varying lithography conditions, and transforms the mask image into a printed wafer pattern.


   [PHOTO HERE]


DATA STORAGE MARKET

Hard disk drive component manufacturers using Zygo's NewView 5000 to measure critical magnetic head pole tip recession and air bearing surface parameters are confident of the quality of their components. The image on the front-cover is a measurement of a landing-zone texture bump on the surface of a hard disk platter.

Although your company was able to record its sixth year in a row of year-over-year revenue increases, the Asian currency crises, combined with a softening demand for data storage and semiconductor components resulting in significantly lower capital expenditures for our goods and services, made fiscal year 1998 a most challenging year. Although the momentum we had built in our business allowed us to post record performance through the first half of the fiscal year, the slackening orders, initially felt in our second quarter and continuing through the rest of the fiscal year, impacted our revenues and financial performance as we closed our fourth quarter. Fiscal 1998 concluded with net sales of $97.9 million, 12% over those recorded the previous year, and net income, excluding one-time acquisition-related charges recorded during our first quarter, of $.74 per share, was 36% lower than recorded in fiscal 1997. In spite of the difficulties encountered during fiscal 1998, your company's financial condition continues to be strong. We concluded the year debt free, with cash and cash equivalents equaling $30.3 million, an increase of almost $7 million over that existing at the close of fiscal 1997 and working capital at $50.1 million.

In spite of the difficult business environment we faced during fiscal 1998, progress was made in a number of areas strengthening and broadening our ability to serve our customers and positioning our company to most effectively take advantage of whatever business opportunities present themselves. During the first quarter of this past fiscal year, we completed the acquisitions of Sight Systems, Inc. and of Syncotec Neue Technologien und Instrumente GmbH. Both of these organizations are now well integrated into the Zygo family as their product offerings and application capabilities further broaden our precision measurement applications. Further, in the second quarter of this year, we introduced our MESA large aperture interferometric measuring system. This patented fundamental advancement in interferometric measurement technology, allows us to measure piece parts with surface roughness and departures 20 times greater than those which could be previously measured with prior interferonmetric techniques. The MESA product has already captured several orders in our traditional data storage market, but more importantly, has captured orders and attracted great attention from customers in the precision machine parts market segment. We believe there is a large untapped opportunity for us in applications from the automotive and other industrial areas, which not only provide an incremental growth opportunity for us, but one which is not tied to the cyclical nature of the high technology, data storage and semiconductor sectors.

   [PHOTO HERE]


OEM MARKET

Zygo products are used as critical components of OEM products where high quality and reliability are required. The new ZMI 510 distance measuring interferometer system has potential in markets where traditional electro-mechanical position measuring devices are used.


   [PHOTO HERE]



INDUSTRIAL MARKET

High-volume manufacturers of precision machined components are excited about the Zygo MESA flatness measuring system. MESA enables them to quickly measure critical surfaces of every part produced, right on the production line, enabling them to enhance their production yields.

In addition to the positive response we have seen from both new and existing markets, we were once again honored to receive two most prestigious awards for our MESA product: our fifth Circle of Excellence Award and our ninth R&D 100 Award. These awards are given annually in recognition of the commercialization of the most innovative technologies by the Photonics Spectra and R&D Magazines, respectively.

Towards the end of our fiscal year, we completed the integration and consolidation of the four acquisitions we've made during the past two fiscal years and realigned our organization structure into a streamlined, corporatewide, functional organization. We now have a single integrated marketing, sales, and customer services organization, promoting and delivering all Zygo solutions on an industry focused basis, allowing us to most effectively position our offerings with our customers, while enhancing our ability to focus on their emerging needs as we evolve and develop our future product offerings.

While it is difficult to precisely predict the degree to which the current challenging business climate will affect us and for how long it will continue, we believe our company is well positioned within our present served markets. The inherent value of our precision measurement capabilities, coupled with our automation and parts handling solutions, has not diminished during these difficult times. In fact, piece parts, line widths, critical dimensions and tolerances continue to get smaller, resulting in parts which are much more difficult to handle, measure, and control during the manufacturing process. Today, improving production yields in high precision manufacturing processes depends on our capabilities more than ever. We are well positioned to take advantage of this trend through the investments we've made in our core business, technology development, and in our acquisitions.

                    We thank you for your continued interest in, and support of, your company and, of course, you can count on our very best efforts as we move forward.

                    Sincerely,

                    GARY K. WILLIS

                    Gary K. Willis
                    President and Chief Executive Officer
                    September 18, 1998

   |
   | CONSOLIDATED FINANCIAL HIGHLIGHTS
---|----------------------------------------------------
   | (Thousands, except per share amounts
   |
   |



                                        Fiscal Year Ending June 30,          Percentage Change
                                       -----------------------------    --------------------------
                                       1998(1)    1997(1)     1996      1997 to 1998  1996 to 1997
                                       --------   -------   --------    ------------  ------------
Net sales ...........................   $97,871   $87,220   $57,374          12%           52%
New earnings before
  nonrecurring charges (4) ..........   $ 9,034   $13,960   $ 7,799          (35)          79
New earnings per share before
  nonrecurring charges (3)(4)
    Basic (2) .......................   $  0.83   $  1.34   $  0.84          (38)          60
    Diluted (2) .....................   $  0.74   $  1.16   $  0.72          (36)          61

Net earnings ........................   $ 7,114   $ 2,877   $ 7,799          147          (63)
Net earnings per common share (3)
    Basic (2) .......................   $  0.65   $  0.28   $  0.84          132          (67)
    Diluted (2) .....................   $  0.58   $  0.24   $  0.72          142          (67)
Weighted average number of
  shares
    Basic ...........................    10,890    10,403     9,323            5           12
    Diluted .........................    12,235    11,998    10,878            2           10


                                        Fiscal Year Ending June 30,          Percentage Change
                                       -----------------------------    --------------------------
                                         1998       1997      1996      1997 to 1998  1996 to 1997
                                       --------   -------   --------    ------------  ------------
Working capital .....................   $50,085   $47,633   $47,148          5%           1%
Stockholders' equity ................   $72,166   $62,408   $54,087         16           15

-----------

(1) The results of Sight Systems, Inc. ("SSI"), which is being accounted for as an immaterial pooling-of-interest, are included from July 1, 1997; the results of Syncotec Neue Technologien und Instrumente GmbH ("Syncotec") are included from September 1, 1997 when the acquisition of the remaining 50% of Syncotec was completed; and the results of Technical Instrument Company ("TIC") are included in the consolidated results of the Company from August 8, 1996 when that acquisition was effective. Both of Syncotec and TIC were accounted for as purchases.

(2) The difference between basic shares outstanding and diluted shares outstanding is the assumed conversion of common stock equivalents (stock options) in the amounts of 1,345,000, 1,595,000 and 1,555,000 in the year ended June 30, 1998, 1997, and 1996, respectively.

(3) The net earnings per share have been restated as a result of the adoption of Statement of Financial Accounting Standards No. 128, Earnings per share.

(4) Nonrecurring charges include acquisition-related charges of $1,585,000 and $11,083,000 in the first quarter ended September 30, 1997 and 1996, respectively; and failed merger costs of $335,000 in the first quarter ended September 30, 1997.



        NET SALES               EARNINGS PER SHARE     NUMBER OF EMPLOYEES
       (in thousands)                                     (Year End)




       (GRAPHICAL                  (GRAPHICAL             (GRAPHICAL
      REPRESENTATION              REPRESENTATION         REPRESENTATION
        GOES HERE)                  GOES HERE)              GOES HERE)



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

Founded in 1970, Zygo is a publicly-owned company with shares traded on the NASDAQ exchange. The Company is headquartered in a 135,000-square-foot facility in Middlefield, Connecticut, with manufacturing, regional sales, service, and technology centers in Connecticut, California, Colorado, and Asslar, Germany, and distributors/agents worldwide providing local customer support.

 |
 |  ZYGO CORPORATION
-|--------------------------------
 |
 |
 |

                                                                                                   STOCKHOLDER
DIRECTORS                       OFFICERS                          OPERATING UNITS                  INFORMATION

MICHAEL R. CORBOY               GARY K. WILLIS                    ADVANCED IMAGING SYSTEMS         ANNUAL MEETING
Chairman and President          President and Chief Executive     650 North Mary Avenue            November 17, 1998, at 10 a.m.
Corboy Investment Company       Officer                           Sunnyvale, California 94086      Zygo Corporation
                                                                  Web Site: www.zygo.com           Laurel Brook Road
PAUL F. FORMAN                  AHMAD AKRAMI                      E-mail: inquire@zygo.com         Middlefield, Connecticut 06455
Chairman of the Board           Vice President, Marketing,
Zygo Corporation                Sales and Customer Service        SYNCOTEC NEUE TECHNOLOGIEN       CORPORATE HEADQUARTERS
                                                                  UND INSTRUMENTE GmbH             Laurel Brook Road
SEYMOUR E. LIEBMAN              WILLIAM H. BACON                  Loherstrasse 4                   Middlefield, Connecticut 06455
Executive Vice President        Vice President, Corporate         D-35614 Asslar                   Web Site: www.zygo.com
and General Counsel             Quality                           Germany                          E-mail: inquire@zygo.com
Canon U.S.A., Inc.
                                MARK J. BONNEY                    ADVANCED METROLOGY SYSTEMS       AUDITORS
ROBERT G. MCKELVEY              Vice President, Operations        Laurel Brook Road                KPMG Peat Marwick LLP
Chairman and President                                            Middlefield, Connecticut 06455   City Place II
George McKelvey Co., Inc.       DAVID GRANT                       Web Site: www.zygo.com           Hartford, Connecticut 06103
                                Vice President,                   E-mail: inquire@zygo.com
PAUL W. MURRILL                 General Manager                                                    LEGAL COUNSEL
Professional Engineer           Zygo Vision Systems               AUTOMATION SYSTEMS               Fulbright & Jaworski L.L.P.
                                                                  2505-A Trade Centre Avenue       666 Fifth Avenue
JOHN R. ROCKWELL                FRANCIS E. LUNDY                  Longmont, Colorado 80501         New York, New York 10103
Retired Senior Executive        Vice President                    Web Site: www.zygo.com
                                Business Development              E-Mail: inquire@zygo.com         TRANSFER AGENT AND REGISTRAR
ROBERT B. TAYLOR                                                                                   Continental Stock Transfer
Vice President and Treasurer    KEVIN M. MCGUANE                  VISION SYSTEMS                   and Trust Company
Wesleyan University             Vice President, Finance,          2193-B Anchor Court              2 Broadway
                                Chief Financial Officer           Newbury Park, California 91320   New York, New York 10004
GARY K. WILLIS                  and Treasurer                     Web Site: www.zygo.com
Zygo Corporation                                                  E-mail: inquire@zygo.com         DIVIDENDS
                                DAVID J. PERSON                                                    The Company has not declared
CARL ZANONI                     Vice President,                                                    or paid cash dividends since
Zygo Corporation                Human Resources                                                    becoming a public company.

                                ROBERT A. SMYTHE
                                Vice President, Advanced
                                Marketing and Product
                                Development

                                CARL A. ZANONI
                                Vice President, Research
                                and Development

                                PAUL JACOBS
                                Secretary


                                                                                           Zygo and the Zygo logo are
                                                                                                   registered trademarks of
                                                                                                   Zygo Corporation

   ZYGO
   ---------------------
   Zygo Corporation
   Laurel Brook Road
   Middlefield, CT 06455
   Voice: 860 347-8506
   Fax: 860 347-8372

   http://www.zygo.com